As filed with the Securities and Exchange Commission on November 18, 2003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Amendment No. __)

WORLDWIDE MANUFACTURING USA, INC.

Name of small business issuer in its charter

Colorado	3990	84-1536519
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
1142 Cherry Street, San Bruno, California	94066
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number: (650) 794 9888

(Address and telephone number of principal executive offices)

1142 Cherry Street, San Bruno, California 94066

(Address of principal place of business or intended principal place of business)

Marcus Sanders

1142 Cherry Street
San Bruno, California 94066>

(510) 684-8147
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:
As promptly as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the

Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	3,100,000	$0.40	$1,240,000 (1)	$100.32

(1) Represents shares offered by selling shareholders. The registration fee has been calculated pursuant to Rule 457(f)(2) assuming a price of $.40 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

WORLDWIDE MANUFACTURING USA, INC.

This Prospectus relates to the offer and sale of 3,100,000 shares of our common stock by the selling stockholders identified in this Prospectus at a price of $.40 per share. The selling stockholders will determine when they will sell their shares. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS, AND INVESTORS SHOULD NOT BUY THESE SHARES UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.

PLEASE SEE "RISK FACTORS" TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus will not be used before the effective date of the registration statement.

The selling stockholders and any broker-dealers participating in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

The date of this Prospectus is November 18, 2003.

Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

This Summary highlights selected information from elsewhere in this Prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors and financial statements and the related notes to those statements included in this Prospectus.

WORLDWIDE MANUFACTURING USA, INC.
1142 Cherry Street
San Bruno, California 94066
Ph:  (510) 684-8147
Fax: (650) 794-9887

THE COMPANY

WORLDWIDE MANUFACTURING USA, INC., ("we," "us," "our," the "Company" "Worldwide"), was incorporated under the laws of the State of Colorado on March 17, 2000, under the name of Tabatha III, Inc. We changed our name to Worldwide Manufacturing USA, Inc. on November 3, 2003. We were formed as a "blind pool" or "blank check" company whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction. In furtherance of our business plan, we voluntarily elected to become subject to the periodic reporting obligations of the Securities Exchange Act of 1934 by filing a registration statement on Form 10SB.

Prior to our identification of Worldwide Manufacturing USA, Inc., a privately-held California corporation, ("Worldwide USA") as an acquisition target, our only business activities were the organizational activities described above, including registration under the Securities Exchange Act of 1934, and efforts to locate a suitable business opportunity for acquisition.

On September 30, 2003, we completed the business acquisition process by acquiring all of the issued and outstanding common stock of Worldwide USA in a share exchange transaction. We issued 27,900,000 shares in the share exchange transaction for 100% or 10,000 of the issued and outstanding shares of Worldwide USA's common stock. As a result of the share exchange transaction, Worldwide USA became our wholly-owned subsidiary.

The former stockholders of Worldwide USA acquired a majority of our issued and outstanding common stock as a result of completion of the share exchange transaction. Therefore, although Worldwide USA became our wholly-owned subsidiary, the transaction was accounted for as a recapitalization of Worldwide USA, whereby Worldwide USA is deemed to be the accounting acquirer and is deemed to have adopted our capital structure.

Following completion of the share exchange transaction with Worldwide USA, we do not intend to directly engage in business operations, but we do intend to continue to expand the existing business operations of Worldwide. Worldwide is an engineering firm specializing in manufacturing, and contracts with factories in China to produce its varied goods. Through Worldwide USA's wholly-owned subsidiary in Shanghai, Intech Electro-Mechanical Products Co. Ltd. (herein "Intech"), Worldwide employs (30) thirty engineers. As an engineering firm, Intech provides technical advisory, design, delivery material procurement and manufacturing quality control services to companies in the United States seeking to manufacture or purchase components from the manufacture or purchase components from manufacturers in China.

Unless otherwise indicated, all references in this registration statement to "the Company" include the public company parent, Worldwide Manufacturing USA, Inc. (formerly Tabatha III, Inc.), its subsidiary, Worldwide Manufacturing USA, Inc. (a California corporation) and its wholly-owned subsidiary, Shanghai Intech Electro-Mechanical Products Co., Ltd.

THE OFFERING

Common Stock Offered	The selling shareholders are offering up to 3,100,000 shares of our common stock at a price of $.40 per share. The selling shareholders will determine when they will sell their shares.
Common Stock outstanding	We currently have a total of 30,000,000 shares of common stock issued and outstanding.
Use of Proceeds	We will not receive any of the proceeds from sale of shares of common stock offered by the selling shareholders.
No trading market	Our common stock is not listed on any national securities exchange, any NASDAQ stock market or the OTC Bulletin Board and there is no current underwriting arrangement in connection with this offering. There is no trading symbol for the common stock.
Determination of offering price	Since we made the decision to file a registration statement on behalf of the selling shareholders, we also established the offering price of $.40 per share on behalf of the selling shareholders. The offering price was arbitrarily determined and has no relationship to our assets, earnings, book value or any other generally accepted criteria of value.
Risk Factors	Investment in our common stock involves a high degree of risk. Among the significant risk factors are (i) the fact that there is not currently a public market for our shares and no assurance that such a market will develop in the future; (ii) dependence on key personnel; (iii) shares may be subject to penny stock rules; (iv) variability; (v) customer/supplier concentrations; (vi) risk of increased taxes; (vii) the company may be required by suppliers to advance tooling and other pre-production costs; (viii) risk of competition; (ix) risk of international operations; (x) risks related to doing business in China, and (xi) risks associated with currency fluctuations.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. This data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	Period Ended September 30, 2003 (unaudited)	Fiscal Year Ended December 31, 2002	Fiscal Year Ended December 31, 2001

Sales, net	$4,650,067	$ 4,434,213	$ 3,551,656

Cost of goods sold	$ 3,227,240	2,560,193	2,048,748
Operating Expenses	$ 1,030,161	1,440,720	1,347,537
Net Profit from Operations	$ 388,416	$ 4 25,542	$ 161,930
Balance Sheet Data
Total Assets	$ 2,342,951	$ 1,443,162	$ 1,251,079
Total Liabilities	1,857,948	1,113,114	1,154,145
Stockholders' Equity	485,003	330,048	96,934
Earnings Per Share (1)	.01	.01	.01

(1) Earnings per share have been calculated by dividing net profit from operations by 30,000,000, or the number of shares outstanding.

RISK FACTORS

THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS DESCRIBED BELOW. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION. RESALE OF OUR SECURITIES MAY BE DIFFICULT BECAUSE THERE IS NO CURRENT MARKET FOR OUR SHARES AND IT IS POSSIBLE THAT NO MARKET WILL DEVELOP.

There is no current public market for our securities, and no assurance that such a public market will develop in the future. Even in the event that such a public market does develop, there is no assurance that it will be maintained or that it will be sufficiently active or liquid to allow shareholders to easily dispose of their shares.

      ALTHOUGH WE HAVE AGREED TO PAY ALL THE COSTS AND EXPENSES OF THIS OFFERING WE MAY NOT RECEIVE ANY BENEFIT FROM IT.

This Prospectus relates solely to a secondary offering consisting of the offer and sale of up to 3,100,000 shares of our common stock by the selling stockholders identified in this Prospectus. Since the Prospectus relates solely to a secondary offering, we will not receive any offering proceeds. We have agreed to pay all of the expenses of this offering in the hope that it will indirectly benefit us by helping to facilitate the creation of a public trading market in our shares. Although we will incur substantial expenses in conjunction with this offering, there is no assurance that it will directly or indirectly provide any benefit to us.

      OUR SUCCESS IS DEPENDENT ON RETAINING KEY PERSONNEL AND ON HIRING AND RETAINING ADDITIONAL PERSONNEL. WE MAY BE UNABLE TO HIRE AND/OR RETAIN NECESSARY KEY PERSONNEL.

Our success depends to a large extent upon the continued services of our key executives and skilled personnel. Generally, our employees are not bound by employment or non-competition agreements, and there can be no assurance that we will retain our officers and key employees. We could be materially and adversely affected by the loss of such personnel.

      IT MAY BE DIFFICULT FOR YOU TO SELL YOUR SHARES BECAUSE IT IS LIKELY THAT THEY WILL BE SUBJECT TO PENNY STOCK RULES.

There is no current trading market for the Shares and there can be no assurances that a trading market will develop, or, if such a trading market does develop, that it will be sustained. In the event a trading market does develop for our Shares, it will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to make a special written determination that the penny stock is a suitable investment for the purchaser and to receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock as long as it is subject to the penny stock rules. In addition, holders of our shares may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

      VARIABILITY OF CUSTOMER REQUIREMENTS AND OPERATING RESULTS

Contract manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm long-term purchase commitments from our customers. Customers may cancel their orders, change production qualities, or delay production for a number of reasons. Cancellations, reductions, customer returns and/or delays by a significant customer or by a group of customers would adversely affect our results of operations. In addition to the variable nature of our operating results due to the short-term nature of our customers' commitments other factors may contribute to significant fluctuations in our results of operations; these factors include:

       - the timing of customer orders;

       - the volume of these orders relative to our capacity;

       - market acceptance of customers' new products;

       - changes in demand for customers' products and product obsolescence;

       - the timing of our expenditures for tooling and manufacturing in anticipation of future orders;

       - our effectiveness in managing manufacturing processes;

       - changes in the cost and availability of labor and components;

       - changes in our product mix;

       - changes in economic conditions;

       - factories and events in China may affect our production volume (such as local holidays), and

       - seasonality in customers' product requirements.

We make significant decisions including the level of business that we will seek and accept production schedules, component procurement commitments, personnel needs, and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have several manufacturing facilities in China that we do business with, there can be no assurances we will have sufficient capacity at any given time to meet our customers demands. In addition because many of our costs and operating expenses are relatively fixed, our reduction in customer demand can adversely affect our gross margins and operating income.

      CUSTOMER AND SUPPLIER CONCENTRATION

Historically, our three largest customers, Joslyn Sunbank, Shanghai Opel and Teleflex Electrical, accounted for approximately 35% of consolidated net sales in the year ending 2002 compared to approximately 34% in the year ending 2001. Our two largest suppliers, Shanghai Xinli Trading Co., Ltd., and Ningbo Hengda Metal Products Co., Ltd., accounted for 54% of manufacturing supplies in the year ending 2002 and 69% in year ending 2001, respectively.

      RISK OF INCREASED TAXES

We have structured our operations in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment where income tax rates are low. Our taxes could increase if these tax incentives are not renewed upon expiration or tax rates applicable to us are increased. Substantially, all of the customers' products manufactured by factories we employ in China are sold to customers based in United States. Tax authorities in jurisdictions in United States could challenge the manner in which profits are allocated among our Chinese wholly-owned subsidiary, Intech, and we may not prevail in any such challenge.

      THE COMPANY MAY BE REQUIRED BY ITS SUPPLIERS TO ADVANCE TOOLING AND OTHER PRE-PRODUCTION COSTS.

In most cases the tooling is owned by the suppliers, and is of value primarily for the specific needs of the Company's customers. Tooling refers to the tool, die, or mold from which a part is made. The Company in turn requires its customers to provide a non-refundable downpayment to convey such start-up costs. In the event that a supplier is unable to fulfill its production agreements with the Company, management believes that other suppliers can be found for the Company's products. However, a change in suppliers would cause a delay in the production process and could result in loss of tooling deposits and other supplier advances which would negatively affect the Company's operating results.

      RISK OF COMPETITION

The contract manufacturing service industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market shares. Current and prospective customers also evaluate our capacities against the merits of internal production. Many of our competitors have substantially greater market shares than Worldwide and substantially greater manufacturing, financials, research and development, engineering, and marketing resources. If overall demand for contract manufacturing services should decrease, this could result in substantial pricing pressures which could adversely affect our operating results.

      RISK OF INTERNATIONAL OPERATIONS

The geographic distance between China and the United States create a number of logistical and communications challenges. As a result, we are affected by economic and political conditions in China, including;

       - fluctuations in the value of currencies (i.e. the Chinese dollar vs. the United States dollar);

       - changes in labor conditions;

       - longer payment cycles, with associated greater difficulty in collecting accounts receivable;

       - burdens and cost of compliance with Chinese laws;

       - political and economic instability in China;

       - increases in duties and taxation;

       - imposition of restrictions on currency, conversion or the transfer of funds;

       - limitations on imports or exports, and

       - reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries.

The attractiveness of our services to our United States customers can be affected by changes in United States trade policies such as "most favored nation" status and trade preferences for China. Governmental authorities exercise significant influence over many aspects of the economy, and there actions could have a significant effect on Worldwide. Finally, we could be adversely affected by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in China.

      RISKS RELATED TO DOING BUSINESS IN CHINA

Under its current leadership, the Chinese government has been pursuing economic reform policies. There can be no assurance that the Chinese government will continue to pursue such policies, or that such policies will be successful if pursued. Even though the United States has granted the permanent most favored nation-grading status to China, China's laws of most favored nation status could adversely affect us by increasing the cost to United States customers.

If relations between the United States and China worsen, investors may be unwilling to hold or buy stock in our company and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect the market price of our common stock.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment.

A lack of adequate remedies and impartiality under the Chinese legal system may adversely impact our ability to do business and to enforce the agreements to which we are a party.

We periodically enter into agreements governed by Chinese law. Our business would be materially and adversely affected if these agreements are not respected. In the event of a dispute, enforcement of these agreements in China could be extremely difficult. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have little precedential value. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the government's experience in implementing, interpreting and enforcing these recently enacted laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is uncertain. Furthermore, enforcement of the laws and regulations may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. These uncertainties could limit the protections that are available to us.

      RISK OF CURRENCY FLUCTUATIONS

Some of our costs such as payroll, material and equipment costs are denominated in the Chinese Dollar (Renminbi.) Changes in the exchange rate between the Chinese dollars and the U.S. dollar will affect our costs of sales and operating margins. Presently, China's currency is not freely tradable and thus fluctuations in the value of this currency have not had a significant impact on operations. We cannot predict the impact of future exchange rate fluctuations, should the controls over China's local currency be eased or lifted.

USE OF PROCEEDS

We will not receive any of the proceeds from sale of shares by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Since we made the decision to file a registration statement on behalf of the selling shareholders, we also established the offering price of $.40 per share. This price was arbitrarily selected and does not have any relationship to any established criteria such as book value or current earnings per share. The offering price we set for our common stock was not based on past earnings, nor is it indicative of the current market value of the assets which we own.

SELLING SECURITY HOLDERS

This Prospectus relates to the offer and sale of 3,100,000 shares of our common stock by the selling stockholders identified in this Prospectus at a price of $.40 per share. The selling stockholders will determine when they will sell their shares.

The following table sets forth information concerning the selling security holders including:

       - the number of shares owned by each selling security holder prior to this offering;

       - the total number of shares that are to be offered for each selling security holder;

       - the total number of shares of common stock that will be owned by each selling security holder upon completion of the offering, and

       - the percentage of common stock that will be owned by each selling security holder upon completion of the offering if all of the offered shares are sold by the selling security holders and the company.

Two of the selling shareholders, Jimmy and Mindy Wang, are corporate officers and members of our board of directors, and are husband and wife. One of the other selling shareholders, John Ballard, is the Chief Financial Officer of the Company. Other than the relationships described herein, none of the selling shareholders has any material relationship with us or with our predecessors or affiliates. To our knowledge, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Security Holder		Shares owned prior to this offering	Shares to be offered pursuant to this offering	Total number of shares that will be owned upon completion of the offering	Percentage owned by each selling security holder upon completion of the offering
1	Gabriela Bahena	5,000	5,000	0	0
2	James Ballard	20,000	20,000	0	0
3	Mary Ballard	20,000	20,000	0	0
4	Donald Gillmore	150,000	150,000	0	0
5	James Hansen	50,000	50,000	0	0
6	Gerald Harty	50,000	50,000	0	0
7	Phillip Junot	20,000	20,000	0	0
8	Tom Kloppel	30,000	30,000	0	0
9	David Latham	10,000	10,000	0	0
10	Teresa McClaran	10,000	10,000	0	0
11	Steve Millenson	20,000	20,000	0	0
12	Lilton Nancy	40,000	40,000	0	0
13	Virginia Nihart	10,000	10,000	0	0
14	Michael Oday	10,000	10,000	0	0
15	Carl Ormond	10,000	10,000	0	0
16	Nancy Richardson	2,500	2,500	0	0
17	Charles Siefert	40,000	40,000	0	0
18	Mary Siefert	10,000	10,000	0	0
19	Marissa Sinclair	25,000	25,000	0	0
20	Karen Slusher	2,500	2,500	0	0
21	Diane Smith	10,000	10,000	0	0
22	Marie Smith	50,000	50,000	0	0
23	Michael Sprinkle	2,500	2,500	0	0
24	Taliaferrro Taylor	10,000	10,000	0	0
25	Betty Turner	2,500	2,500	0	0
26	Rosabelle White	5,000	5,000	0	0
27	Katherine Wiley	10,000	10,000	0	0
28	Steven Wostenberg	5,000	5,000	0	0
29	Carolyn & Karl Ziegler	20,000	20,000	0	0
30	Yolanda Ziegler	2,500	2,500	0	0
31	Kip Pedrie	75,000	75,000	0	0
32	Bob Smith	200,000	200,000	0	0
33	John Ballard	847,500	847,500	0	0
34	Diane Thelen	275,000	275,000	0	0
35	Gloria Constantin	50,000	50,000	0	0
36	Jimmy Wang	13,950,000	500,000	13,450,000	45%
37	Mindy Wang	13,950,000	500,000	13,450,000	45%
	Total	30,000,000	3,100,000	26,900,000	90%

All of the securities sold for cash were offered and sold through the officers and directors of the Company in reliance upon exemptions from registration either under Section 4(2) of the Securities Act or under Section 3(b) of the Securities Act of 1933 and Rule 505 of Regulation D. The securities sold for consideration other than cash were offered and sold in reliance upon exemptions from registration under Section 4(2) of the Securities Act of 1933. All such transactions were private offerings made without general solicitation. Purchasers signed a subscription agreement acknowledging that they were purchasing shares for their own account and acknowledging that the securities were not registered under the Securities Act of 1933 and cannot be sold unless they are registered or unless an exemption is available. In addition, a restrictive legend was placed on all share certificates representing the shares.

PLAN OF DISTRIBUTION

This prospectus covers the resale by selling stockholders of shares of our common stock that they have already purchased from us. Selling stockholders may sell their shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions: (i) transactions in the over-the-counter market; (ii) transactions on a stock exchange that lists our common stock; or (iii) transactions negotiated between selling stockholders and purchasers, or otherwise.

Broker-dealers may charge commissions to both selling stockholders selling common stock and purchasers buying shares sold by a selling stockholder. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling stockholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling stockholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus.

Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers.

We will not receive any proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus. The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, and no such proceedings are known to be contemplated. None of our directors, officers or affiliates, and no owner of record or beneficial owner of more than five percent (5%) of our securities, or any associate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to pending litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The names and ages and titles of our Executive Officers and Directors as of the date of this Prospectus is as follows:

Name	Age	Position
Jimmy Wang	48	CEO, President, and Chairman
Mindy Wang	46	Secretary, Treasurer, and a Director
John Ballard	45	Chief Financial Officer

The directors named above will serve until the first annual meeting of the Company's stockholders following completion of the share exchange transaction or until their successors have been appointed. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. Except for the plan described herein to appoint new directors following completion of the share exchange transaction, there is no arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to the Company's board. There are also no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the Company's affairs.

Biographical Information

Jimmy Wang, President and Chief Executive Officer

Jimmy Wang has over twelve years experience in a wide range of component manufacturing. From 1993 to the present, Mr. Wang has been President and CEO of Worldwide Manufacturing USA, Inc. From 1990 to 1995, Mr. Wang was the Sales Manager from MP World Manufacturing, Inc., and was responsible for increasing the company's sales from $2,000,000 to $8,000,000. In 1993, Mr. Wang founded Worldwide Manufacturing USA, Inc. In 1990, Mr. Wang earned a Masters Degree in Applied Economics from the University of Minnesota, and in 1982 received a Bachelors of Science Degree in Economics from the Shanghai Institute of Foreign Trade.

Mindy Wang, Secretary and Treasurer

Mindy Wang has over twelve years of accounting and financial management experience with Technology Power and Worldwide Manufacturing. From 1993 to the present, Ms. Wang has been Controller of Worldwide Manufacturing USA, Inc. In 1993, Ms. Wang co-founded Worldwide Manufacturing. Ms. Wang earned the equivalent of a Bachelors Degree in International Business from the University of California at Los Angeles Institute of Economics and Management in Beijing and attended the Master's program of the Business Education of the University of Minnesota.

Jimmy Wang and Mindy Wang are husband and wife. Each holds directly 13,950,000 shares, but may be deemed to beneficially own the shares owned by the other.

John Ballard, Chief Financial Officer

John Ballard has more than fifteen years of business management, project management, and accounting experience. From January 2002 to the present, Mr. Ballard has been a financial consultant and director of Reveal Systems, Inc., a software development company and internet provider based in Longmont, Colorado. Mr. Ballard was the Chief Financial Officer of Call Solutions Inc., a publicly traded company, from October 1999 to November 2002. Call Solutions was in the business of opening call centers. From 1988 to 1993, Mr. Ballard was Chief Financial Officer for a chain of retail stores in Denver. Mr. Ballard holds a Bachelor of Science Degree in Management and Marketing from the University of Colorado where he graduated Magna Cum Laude. Mr. Ballard also holds a Masters of Business in Administration from Regis University.

There are no other significant employees.

None of the directors serves as a director for any other reporting company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this registration statement, the number of shares owned of record and beneficially by executive officers, directors and persons who hold 5% or more of the Company's Common Stock. Also included are the shares held by all executive officers and directors as a group.

(1)	(2)	(3)	(4)
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Jimmy Wang (1) (2) Worldwide Manufacturing USA, Inc. 1142 Cherry Street San Bruno, California 94066	27,900,000 (3)	46.5%
Common Stock	Mindy Wang (1) (2) Worldwide Manufacturing USA, Inc. 1142 Cherry Street San Bruno, California 94066	27,900,000 (3)	46.5%
Common Stock	John Ballard (2) 6175 W. Hinsdale Pl. Littleton, Colorado 80128	847,500	2.8%
All officers and directors as a group (3 in number)		28,747,500	95.8%

(1) The person listed is a director of the Company.
(2) The person listed is an officer of the Company.
(3) Pursuant to the Share Exchange Agreement, Jimmy Wang and Mindy Wang received 13,950,000 shares each. Jimmy and Mindy Wang are husband and wife. Each holds directly 13,950,000 shares, but may be deemed to beneficially own the shares owned by the other.

DESCRIPTION OF SECURITIES

COMMON STOCK

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of Common Stock at no par value, of which 30,000,000 shares are currently issued and outstanding. Each record holder of our common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. The Articles of Incorporation do not permit cumulative voting for the election of directors.

Holders of outstanding shares of our common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up our affairs, holders are entitled to receive, ratably, our net assets which are available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.

PREFERRED STOCK

We are authorized to issue 10,000,000 shares of Preferred Stock, no par value, which may be issued in one or more series at the discretion of the Board of Directors. There are no Preferred Shares currently issued and outstanding.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any part of its subsidiaries. Nor was any such person connected with the registrant or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements of Worldwide, Inc., which include the balance sheet as of December 31, 2002 and 2001, and the related statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 2002 and 2001 included in this prospectus are reliant on the audit report of Comiskey & Company, P.C., independent certified public accountants, given on the authority of that firm's opinion based on their expertise in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by Colorado law, the Company's Articles of Incorporation provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being, or having been, Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Incorporated in California in 1996, Worldwide Manufacturing USA, Inc. is an engineering firm specializing in manufacturing and contract manufacturing. Its products are manufactured in factories in China. A contract manufacturer produces various parts according to customer specifications. Often the contract manufacturer hires subcontractors (factories) that provide the plant, equipment, manufacturing working capital and factory labor. Worldwide provides sales, management, production control and technical support. Worldwide's clear competitive advantage is its ability to timely deliver high quality components at manufacturing costs that are at least fifty percent (50%) less than what Worldwide's customers would pay for similar parts in the United States.

Worldwide provides its services to several companies in the United States, primarily in the aerospace, automotive, and electronics industries. Although Worldwide initially focused on manufacturing components for the high tech industry, Worldwide's CEO, Jimmy Wang, realizes that through Worldwide's business model, the company has the ability to manufacture products, parts, and components for a broad number of industries. Worldwide currently manufactures components and products for a wide variety of customers.

In order to ensure a consistently high-quality product, it is imperative for a company in the contract manufacturing business to have a local quality control team. The team's responsibility is to institute quality control procedures that ensure the quality of products from start to finish.

Through Worldwide's wholly-owned subsidiary in Shanghai, Intech Electro-Mechanical Products Co., Ltd. (hereinafter, "Intech"), Worldwide employs thirty (30) staff engineers. As an engineering firm, Intech provides technical advice, design, delivery, material procurement, and manufacturing quality control services to companies in the United States seeking to manufacture or purchase components from manufacturers in China. The quality control procedures used by Intech and Worldwide are described below from start to finish:

After receiving a request for parts from a customer, one of Intech's material engineers will first study the material and then contact the customer's engineer to get an idea of the application of that part in order to decide if the material can be purchased from a Chinese material supplier opposed to United States suppliers, which are more expensive. If permission is given, that engineer will provide the customer's engineer with all the chemical and physical data of the Chinese material, which is closest in features to that of the material called for by the drawing for approval. After the material issue is resolved, one of our electronics or mechanical or fiber optic engineers will study the drawing and contact the customer's engineers to get an idea of the application for that part in order to propose some kind of engineering changes for the purpose of low cost production. Our price proposal will not be made until all the technical questions are answered. In many cases, our first proposal includes two alternative prices and deliveries from which a customer may choose. These price schedules include an "A," and "B," with a "C" pricing as a variation of the "A" and "B" price schedule. Price A is 100% based on the request for proposal with no modifications. Usually the price is higher and delivery time is longer. American materials costs, plus internal shipping costs are usually much higher than the cost of Chinese material and also takes a longer time for the Chinese factory to receive it. Generally, price A does not offer enough incentives for a customer to produce these parts using offshore manufacturing.

Price B is based on the proposal with our suggested engineering and material changes. Price B is lower in price and the lead time is shorter.

In most cases, the customer accepts our partial suggestions for engineering and material changes; therefore, we re-quote with a "C" price and delivery proposal which falls between the "A" and "B" price structures.

If we are successful with obtaining that order, our engineer writes the production and inspection procedures with all the considerations based on the information from the initial contacts with the customer's engineers. Shanghai Intech Electro-Mechanical Products Co., Ltd., the subsidiary of Worldwide Manufacturing, will compel the manufacturer to follow the procedures through a three-stage on-site inspection process and two incentive programs, both of which are described below.

Material Audit (Inspection One)

It usually happens during the first week after an order is issued to a factory. Intech's material engineer goes to that factory and conducts an on-site inspection. Other than a visual inspection, he/she will check both chemical and physical data on the material certificate. If that material comes from a reliable supplier, such as Dupont, GE, Corning, etc., he/she just takes the certificate and accepts it as if it were our certificate. Otherwise, our material engineer will re-inspect the material to make sure the chemical, physical and tensile strength data are in conformity with the specifications. Only with the signature of our material engineer, may the material be released to the production line for manufacturing.

In-Process Inspection (Inspection Two)

The second inspection happens usually during the second or third week after an order is issued to a factory. Without notifying the factory, our process engineer walks directly into the production line to make sure the factory is following our procedures. He/she measures and inspects the parts to ensure that the procedures and quality instructions are being followed. If any problem is found, our engineer has the power to stop the production and assist the factory in solving the procedural or quality issue to a complete resolution. Only with the signature of our onsite process engineer may the factory operator continue with the production.

In-process inspection also serves the purpose of delivery control. If a process engineer finds a serious problem, which may delay the completion of an order on time, he/she will immediately notify Worldwide's California office for emergency actions. After contacting the customer, the California office usually gives one of the following instructions to our Shanghai office:

       - the customer accepts the postponed date from the factory;
       - the customer allows a few dates in the production cycle to be delayed, but does not accept our proposed delivery date. In this case, our Shanghai office either requests the factory to work overtime to finish the order on time, or switches from ocean shipping to air shipping or from air shipping to UPS express at our cost.

       - the customer does not approve a delay. In this case, we will require the factory to run production at full capacity regardless of the cost and change the shipping method from ocean to air or from air to UPS to meet the schedule. If all the efforts are exhausted and we still cannot finish that order, we will ship a partial order on time and make up the difference in the shortest time frame possible.

Final Inspection (Inspection Three)

When the Shanghai office is informed by a factory that production and inspections are completed, our inspection engineer goes to that factory with quality inspection tools. If a factory does not have the required equipment for an inspection, our inspector will open the boxes in the factory to take a random sample and return to Shanghai with selected samples to our own facility for inspection. The following is a typical inspection method for lots from 3,000 to 10,000 pieces.

We take 200 samples from evenly scattered boxes, and if the inspector finds one piece defective, he will sample another 200 pieces. The lot will be rejected if a defective piece is found in the second sampling. Worldwide's quality control experience has helped us establish the following incentive programs to motivate the factories to obtain our quality and time requirements.

Three Percent Incentive or Penalty Agreement with Manufacturers (Incentive Program One)

To encourage a factory to effectively control quality on their own, we signed an agreement with most of the factories producing our parts for either receiving 103% or 97% of the originally determined payment amount from Worldwide's Shanghai office. If a lot costs $100,000 for Worldwide to buy and that lot is rejected with proof by our inspector during the first inspection, the payment will be reduced by 3%. The factory is going to receive a payment of $97,000.00 from Worldwide even if that lot is finally accepted after it has been re-worked. Otherwise, if the first inspection is passed, the payment to the factory is $103,000.00 instead of $100,000.00. So the difference is 3% ($3,000.00), which is considered by Chinese factories as a large enough incentive to provide the necessary quality control.

Incentive Rewarding Program With Worldwide Inspectors (Incentive Program Two)

The base salaries of our inspectors are very low compared to the base salaries of inspectors in the United States. About 70% of our inspectors' income is derived from incentive programs. If the lot is rejected by Worldwide's inspector during the first inspection, the inspecting engineer will get one-third of the $3,000.00, or $1,000.00. Even if the inspection he/she conducts is passed during the first inspection, he/she will get a half of a percent of the value of that shipment, as long as the shipment is eventually accepted by the customer.

Our practice has proven the above quality control procedures to be very effective. This has allowed our rejection rates for the last few years to be less than two percent.

Other than rigid quality controls and incentive programs, another important factor in attracting customers from the United States is the Kanban program. The Kanban program is an inventory system that stocks at least one month's supply of inventory needed to manufacture ordered parts. Thus, if Worldwide receives a contract with a scheduled six months or more of deliveries, we will stock at least one month's inventory in the California warehouse or a warehouse that is close to the customer's facility so a twenty-four hour delivery turn around may be accomplished. This process of stocking at least one month's worth of inventory is maintained until the entire contract is completed. We have won many new customers as a result of the Kanban inventory program. Using Kanban inventory controls at our California warehouse, and in some cases, at the warehouses located close to the customers' facilities, allows us to help customers meet challenges with working capital returns, and the need to have supply products necessary to complete manufacturing of those parts in a shorter period of time.

Worldwide manages the entire production of its customers' products or components. Worldwide's engineers maintain the highest levels of quality by supervising all aspects of the manufacturing process. Worldwide's engineers write the production and inspection procedures, obtain the materials, audit and perform all of the in-progress and final inspections.

To fulfill its customers' orders, Worldwide engages in a select group of subcontractors located mostly around the Shanghai area of China. All of Worldwide's active subcontractors have received the International Standard Organization-9000 certification. These certifications are issued to each factory after its management receives the prerequisite training.

The unique business relationships between Worldwide and its subcontractors has allowed Worldwide to sharply reduce its customers' manufacturing costs, and at the same time maintain high standards of quality and meet delivery schedules.

Worldwide's success stems from the following factors, which helps Worldwide to have a competitive edge over many other offshore sales and contract manufacturers.

Worldwide has a wide range of manufacturing capability as a result of

       - being able to handle almost everything in the hardware category of the hi-tech industry; - providing engineering services, and

       - the ability to coordinate and plan for complete turnkey assemblies.

Worldwide's quality control is highly effective as a result of:

       - setting inspection criterion for manufacturers;

       - conducting material auditing, in process inspection, and the final inspection;

       - signing three percent incentive and penalty agreements with manufacturers, and

       - providing incentive-reward packages to Worldwide's quality control employees.

Worldwide's quick turn-around time compared with other offshore suppliers is ensured by:

       - committing 60-75 days for completing difficult tooling and two-to-six weeks for easy tooling;

       - committing 30-60 days for first delivery, and seven days for the deliveries afterwards;

       - inspectors tracking production progress, and

       - signing three percent incentive and penalty agreements with manufacturers

Worldwide's pricing is competitive. On average, there is a 50% discount in prices compared to domestic suppliers, including the costs of international shipping and duty costs.

Worldwide offers:

       - significant flexibility towards customers' needs;

       - it hires local people to inspect the quality of the parts;

       - it arranges Kanban inventory for 24-hour delivery;

       - it responds quickly to customer questions and concerns.

Additionally, Worldwide has a customer reception office at its Shanghai subsidiary which makes arrangements for its customers' airline tickets and hotels at a discounted rate, along with providing local transportation and language interpretation.

Worldwide is able to provide its customers with the considerable cost advantages while eliminating the disadvantages of quality and delivery issues frequently experienced by companies which have direct contracts with manufacturers in China.

Since Worldwide primarily employs engineers and engages a broad variety of subcontractors, Worldwide is able to manufacture parts for a broad range of industries. As demand for manufacturing slows for a particular product, industry or sector, Worldwide is able to remain flexible as a result of its being in a position to pursue opportunities to manufacture other products. Even as the United States' economy slowed down, from 2001 to 2002, Worldwide realized over 20% growth in net sales. Net sales in 2001 were $3,551,656 compared to $4,434,213 in 2002. Net profit improved from $161,930 in 2001 to $425,542 in 2002, representing a 38% increase in profits.

As of year-end 2002, Worldwide's net sales were $4,434,213, with a net pretax income of $425,542. Worldwide has dozens of customers, and expects to continue to grow its customer base. Worldwide's top customers currently include:

1. Joslyn Manufacturing Co., LC (a subsidiary of Danaher: DHR; NYSE)
2. Delta Consolidated Industries (a subsidiary of Danaher)
3. Teleflex (TFX; NYSE)

In summary, through Worldwide's relationship with its subcontractors, its customers from the United States can take advantage of the lower costs of manufacturing in China, while preserving quality through Worldwide's wholly-owned-subsidiary, Intech, located in Shanghai, China.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

DISCLAIMER REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this prospectus which are not statements of historical fact are what are known as "forward-looking statements," which are basically statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as "plans," "intends," "hopes," "seeks," "anticipates," "expects, "and the like, often identify such forward looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward-looking statements include statements concerning our plans and objectives with respect to our present and future operations, and statements which express or imply that such present and future operations will or may produce revenues, income or profits. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading "Risk Factors" beginning on page 4. These and other factors may cause our actual results to differ materially from any forward- looking statement. We caution you not to place undue reliance on these forward-looking statements. Although we base these forward-looking statements on our expectations, assumptions, and projections about future events, actual events and results may differ materially, and our expectations, assumptions, and projections may prove to be inaccurate. The forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

FINANCIAL CONDITION

As of September 30, 2003, the current assets of Worldwide were $1,503,912 compared to current assets in year ending December 31, 2002 of $1,038,475. This represents an increase of $465,437 or approximately 45%. The increase in current assets was the result of increases in accounts receivables of $775,166 due to an increase in customer orders. Current assets increased $192,274 or 23% from December 31, 2001 to December 31, 2002. This increase was the result of inventory rising $112,898 due to managements decision to increase inventory to create a faster turnaround for customer orders.

Current liabilities at September 30, 2003 totaled $1,681,762 as compared with $963,114 at December 31, 2002 and $1,054,145 at December 31, 2001, primarily reflecting fluctuations in trade accounts payable and short term borrowing.

Total assets were $2,342,951 at September 30, 2003 as compared with $1,443,162 and $1,251,079 at December 31, 2002 and 2001 respectively. The increase in total assets were due to the acquisition of fixed assets for Intech in Shanghai, China of approximately $400,000 in the first quarter of 2003 and the increase in current assets as described above.

RESULTS OF OPERATIONS

Net sales for the nine months ending September 30, 2003 to September 30, 2002 increased $1,580,547, or approximately 51%. Gross profit increased slightly by $14,158, from $1,407,869 (46% of sales) for the nine months ended September 30, 2002 to $1,422,827, (31% of sales) for the nine months ended September 30, 2003. The profit margin decreased due to a single sale representing approximately 10% of the period's volume at a 10% margin as a result of price competition in the market. It is not anticipated that gross profit margin will decline in the future. The Company continues to concentrate on obtaining orders that will provide a targeted 40% plus gross margin, similar to that experienced in the years ending 2002 and 2001. Gross Margins in those periods were 43% and 42% respectively.

Net sales for the year ended December, 31, 2002 increased $882,557 over the year December 31, 2001, an increase of 25%. Gross profit increased accordingly, from $ 1,502,908 in 2001 to $1,874,020 in 2003, an increase of 25%. This was offset slightly by an increase of 93,183 in general and administrative expenses, resulting in an increase in net income of $263,612 for 2003 as compared with 2001.

Net profits were also affected by an increase of $8,280 in general and administrative expenses for the nine months September 30, 2003 as compared with September 30, 2002. These general and administrative costs include increased personnel costs and expenses associated with the Company becoming a public company. Upon consummation of the stock transfer and exchange with Tabatha III, effective September 30, 2003, the election by Worldwide Manufacturing USA, Inc. to be taxed at the shareholder level was terminated.

LIQUIDITY

If a significant increase in demand for the Company's products should arise, the Company has established a $250,000 line of credit with Citibank. In addition, net profits of the Company will be used in order to provide capital for the expansion of inventory held for the convenience of customers, and for acquiring additional equipment, if needed. The Company from time to time borrows money from Jimmy and Mindy Wang under the term of a revolving credit agreement bearing interest of 6%.

During the nine month periods ending September 30, 2003, net cash provided by operations was $174,446, as compared with $152,978 used in the comparative period of 2002. During the fiscal years ending December 31, 2002 and 2001, net cash provided by operations was $287,382 and $445,193, respectively. This reflects the Company's increased volume resulting in larger receivables and payables and an overall increase in inventory levels in 2003. The Company has funded this through increased payment terms with its vendors.

PLAN OF OPERATION

Worldwide is currently increasing its Marketing Distribution Channels through contacts with local manufacturing representatives. Worldwide is confident that greater sales will result from these contacts. In addition, Worldwide is exploring doing joint ventures in China with factories in order to reduce manufacturing costs and, in turn, increase gross profits. It is expected that Worldwide would provide some equipment as well as expertise in exchange for these lower manufacturing costs.

DESCRIPTION OF PROPERTY

On May 1, 2003, Worldwide entered into a 60 month lease for 6825 square feet of office/ warehouse space located at 1142 Cherry Avenue in San Bruno, California. The rent per month is $6893.25 with rent increasing three percent each year with the last year's rent of the lease being $7758.41. The Company has office/ warehouse space located in Shanghai, China.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, its officers and directors loan money to the Company under the terms of a revolving credit agreement bearing interest at 6%. As of September 30, 2003, the total of said loans was $ 0 and at December 31, 2002 it was $54,000, plus interest at 6%. This note was from Jimmy and Mindy Wang, President and Secretary, respectively. Jimmy and Mindy Wang are husband and wife.

At December 31, 2002, the Company is obligated in the amount of $150,000 to Jimmy and Mindy Wang pursuant to a deferred compensation agreement applicable to the years 2000, 2001 and 2002. The deferred compensation obligation is payable December 31, 2005, plus accrued and unpaid interest at 10%.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is no established market for our shares. Our stock is not yet quoted on the OTC Bulletin Board or on any other public market and we have not applied for listing or quotation on any public market.

We currently have a total of 30,000,000 shares outstanding, all of which constitute "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. A total of 210,000 of our presently issued and outstanding shares which consist of shares held by persons who were shareholders of Tabatha III Inc., prior to the date of completion of the share exchange transaction with Worldwide, Inc., may currently be eligible for resale in accordance with the provisions of Rule 144 by virtue of having been held for the required minimum holding period of one year. However, a recent SEC interpretation indicated that, in certain circumstances, Rule 144 is not available for resales of shares which were originally issued to promoters or affiliates of blank check companies. To this extent the holders of these shares may not rely on Rule 144 to make resales, such shares may be offered and sold only pursuant to an effective registration statement.

EXECUTIVE COMPENSATION

The Company pays annual salaries of $60,000 to Jimmy Wang, President, $36,000 to Mindy Wang, Controller, and beginning in September, 2003, an annual salary of $24,000 will be paid to John Ballard, Chief Financial Officer. Stock awards and options will be decided by the Board of Directors at a later date based on fiscal 2003 financial performance. There are no employment agreements between the Company and its officers and directors.

Summary Compensation Table

Name	Principal	Year	Salary	Bonus	Other Annual	Stock	Securities	LTIP	Other
	Position				Compensation	Awards	Underlining	Payouts	Comp.
							Options
Jimmy Wang	President, CEO	2000	$42,000	0	$102,836(1)	0	0	0	$25,000(2)
Jimmy Wang	President, CEO	2001	$60,000	0	$127,342(1)	0	0	0	$25,000(2)
Jimmy Wang	President, CEO	2002	$55,000	0	$103,953(1)	0	0	0	$25,000(2)
Mindy Wang	Secretary, Treasurer	2000	$36,000	0	$102,836(1)	0	0	0	$25,000(2)
Mindy Wang	Controller	2001	$36,000	0	$127,342(1)	0	0	0	$25,000(2)
Mindy Wang	Secretary, Treasurer	2002	$36,000	0	$103,953(1)	0	0	0	$25,000(2)

(1) Distributions of S-Corporation income and interest on deferred compensation arrangement.

(2) Deferred compensation accrued for the year, payable in 2005.

TRANSFER AGENT

The Company's Transfer Agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

AVAILABLE INFORMATION

We are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, we file reports, information statements or other information with the Securities and Exchange Commission. This prospectus is part of a Registration Statement which we filed with the Securities and Exchange Commission in accordance with its rules and regulations. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the

Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

LEGAL MATTERS

The validity of our shares of common stock being offered by this prospectus has been approved by corporate counsel, Marcus Sanders, 1142 Cherry Street, San Bruno, California, 94066 (510) 684-8147.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

WORLDWIDE MANUFACTURING USA, INC. AND SUBSIDIARY

Audited Financial Statements for the Years Ended December 31, 2002 and 2001:

Report of Independent Public Accountants

Consolidated Balance Sheet

Consolidated Income Statements

Consolidated Statements of Cash Flow

Notes to Consolidated Financial Statements

Unaudited Financial Statements for the nine month period ended September 30, 2003 and 2002:

Consolidated Balance Sheet (Unaudited)

September 30, 2003

Consolidated Income Statements (Unaudited) for the three and nine month periods ended September 30, 2003 and 2002

Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2003 and 2002

Notes to financial statements

WORLDWIDE MANUFACTURING USA, INC. AND SUBSIDIARY

FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

I N D E X

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

CONSOLIDATED BALANCE SHEET

CONSOLIDATED INCOME STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOW

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders of
Worldwide Manufacturing USA, Inc.

San Bruno, CA

We have audited the accompanying consolidated balance sheets of Worldwide Manufacturing USA, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Worldwide Manufacturing USA, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado
August 29, 2003

/s/ Comiskey & Company

PROFESSIONAL CORPORATION

Worldwide Manufacturing USA Inc. and Subsidiary
CONSOLIDATED BALANCE SHEET
December 31, 2002 and 2001

ASSETS	2002	2001

CURRENT ASSETS
Cash & cash equivalents	$ 215,332	$ 378,226
Accounts receivable	677,868	451,710
Inventories	112,898	-
Other current assets	32,377	16,265

Total Current Assets	1,038,475	846,201

INVESTMENTS AND LONG-TERM RECEIVABLES
Advances to suppliers	111,594	130,000
Other long term receivables	169,565	166,244
	281,159	296,244

Total Property and Equipment (net)	123,528	108,634

Total Assets	$ 1,443,162	$ 1,251,079

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable to shareholders	$ 54,000	$ -
Lines of credit	57,255	99,983
Accounts payable	816,008	685,053
Accrued expenses	35,851	123,145
Other current liabilities	-	145,964

Total Current Liabilities	963,114	1,054,145

LONG-TERM LIABILITIES - Deferred compensation payable	150,000	100,000

STOCKHOLDERS' EQUITY
Common stock, no par value, 100,000 shares authorized,
10,000 shares issued and outstanding	34,871	34,871
Additional paid-in capital	-	-
Retained earnings	295,177	62,063

Total Stockholders' Equity	330,048	96,934

Total Liabilities and Stockholders' Equity	$ 1,443,162	$ 1,251,079

The accompanying notes are an integral part of the financial statements.

Worldwide Manufacturing USA Inc. and Subsidiary
CONSOLIDATED INCOME STATEMENTS
For the years ended December 31, 2002 and 2001

	2002	2001

Net sales	$ 4,434,213	$ 3,551,656

Cost of goods sold	2,560,193	2,048,748

Gross profit	1,874,020	1,502,908
Other operating revenue	929	-
	1,894,849	1,502,908

Operating expenses
General & administrative	1,440,720	1,347,537
	1,440,720	1,347,537

Operating income(loss)	454,129	155,371

Financial income (expenses)
Interest income	3,868	21,724
Interest expense	(17,144)	(18,790)
Government grant	4,589	3,625
	(8,687)	> 6,559

Net Income (loss)	425,542	161,930

Retained earnings
Balance, beginning of period	62,063	139,054
Less shareholder distributions	192,428	238,921

Balance, end of period	$ 295, 177	$ 62,063

The accompanying notes are an integral part of the financial statements.

Worldwide Manufacturing USA Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOW
For the years ended December 31, 2002 and 2001

	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ 425,542	$ 161,930
Adjustments to reconcile net income (loss) to net
cash flows from operating activities
Loss on disposal of fixed assets	3,381	724
Depreciation	27,167	19,328
(Increase) decrease in accounts receivable	(157,161)	(29,416)
(Increase) decrease in prepaid assets	(17,080)	(7,850)
(Increase) decrease in inventories	(112,898)	-
Increase (decrease) in accounts payable	247,203	171,854
Increase (decrease) in other accrued liabilities	(87,659)	78,623
Increase (decrease) in payroll taxes	(91,113)	-

Net cash flows from operating activities	287,382	445,193

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	32,971	91,975

Net cash flows from investing activities	32,971	91,975

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	(224,374)	(50,992)
Shareholder withdraw	(192,906)	(246,657)

Net cash flows from financing activities	(417,280)	(297,649)

NET INCREASE (DECREASE) IN CASH	(162,869)	55,569

CASH AT BEGINNING OF YEAR	378,201	322,657

CASH AT END OF YEAR	$ 215,332	$ 378,226

Supplemental Disclosures
Cash Paid During the Year for:
Interest	$ 15,453	$ 17,824

The accompanying notes are an integral part of the financial statements.

Worldwide Manufacturing USA, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

1.      Description of Business and Summary of Significant Accounting Policies

Description of Business

Worldwide Manufacturing USA, Inc., a California corporation is a manufacturing engineering firm and international contract manufacturer, using factories in China. Worldwide provides services to several companies in the U.S., primarily the aerospace, automotive, and electronics industries. Worldwide employs thirty staff engineers through its wholly-owned subsidiary, Shanghai Intech Electro-Mechanical Products Co, Ltd. ("Intech"). Intech provides technical advisory, design, delivery, material procurement, and manufacturing quality control services. Worldwide used its engineers to write the production and inspection procedures, manages the production process, conducts quality control audits and in-progress and final inspections of the customers' products.

Principles of Consolidation

The accompanying financial statements include Worldwide Manufacturing USA, Inc. and its wholly-owned subsidiary, Intech. Intercompany transactions have been eliminated in consolidation.

Property, Equipment and Depreciation

Buildings and equipment are capitalized at historical cost, and are depreciated over the useful lives of the property and equipment as follows:

Buildings	25 years
Land improvements	20 years
Industrial Equipment
Furniture and fixtures	10 years
Vehicles	6 years
Electronic equipment/computers	5 years

Repairs and Maintenance

Repairs and maintenance of a routine nature are charged as incurred to periodic income, while those which extend or improve the life of existing assets are capitalized.

Inventory

Inventory, consisting of raw materials, work in process and finished goods inventory of manufactured products, is stated at the lower of cost or market on a first-in, first-out basis.

Revenue Recognition

Recognition of Revenue - Income from sales of goods is recognized when the orders are completed and shipped, provided that collection of the resulting receivable is reasonably assured. Substantially all of the Company's goods are shipped F.O.B. shipping point. Amounts billed to customers are recorded as sales while the shipping costs are included in cost of sales. The Company's return policy on defective parts is as follows: Custom parts may only be exchanged for replacement parts within 30 days of the invoice. Catalogue parts, which can be resold, may be exchanged for replacement parts or for a refund. Revenue from non-refundable customer tooling deposits is recognized when the materials are shipped or when the deposit is forfeited, whichever is earlier.

Advertising Costs

Costs associated with advertising are expensed in the year incurred.

Income Taxes

The shareholders of the Company have elected for it to be taxed as a "Subchapter S" corporation, consequently, no income taxes are recorded in the financial statements.

Intangibles

Patent costs and other identifiable intangibles are capitalized, and are amortized over useful lives of generally 15 years or less. Effective in 2001, Goodwill is not amortized, but is assessed for impairment annually.

Research and Development

Research and development costs are expensed as incurred.

Cash and Equivalents

For purposes of the statement of cash flows, the Company considered all highly liquid debt instruments purchased with an initial period of three months or less to be cash equivalents.

Non-cash Equity Transactions

Shares of other equity instruments issued for non-cash consideration will be recorded at the fair value of the consideration received, or at the value of the stock given, considered in reference to contemporaneous cash sales of stock.

Foreign Currency Transactions and Translation

Transaction gains and losses result from a change in exchange rates between the functional currency and the currency in which a foreign currency transaction is denominated. They represent an increase or decrease in (a) the actual functional current cash flows realized upon settlement of foreign currency transactions and (b) the expected functional currency cash flows on unsettled foreign currency transactions. All transaction gains and losses are included in other income or expense. For all years presented, sales to customers were primarily denominated in U.S. dollars.

Assets and liabilities of Shanghai Intech Electro-Mechanical Products Co, Ltd. are translated into the US dollar at the prevailing exchange rate in effect at each period end. Revenue and expenses are translated into the US dollar at the average exchange rate during the reporting period. Contributed capital is translated into the US dollar at the historical exchange rate when capital was injected. Any difference resulting from using the current rate, historical rate and average rate in determination of retained earnings is accounted for as a translation adjustment and reported as part of comprehensive income or loss in the equity section. Translation gains and losses have not been material in any year.

Fair Value of Financial Instruments

Unless otherwise indicated, the fair value of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such instruments.

Estimates in Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts. The more significant estimates include: useful lives and residual values for fixed assets, fair market values for inventory, goodwill and intangible impairment tests, reserves for warranty, returns, and product liability losses, and credit losses.

2.      Nature of Operations, Risks, and Uncertainties

Significant Concentrations

The Company has the following concentrations of business with customers and suppliers constituting greater than 10% of the Company's gross sales and purchasing volume:

	2002	2001
Customer A	15%	23%
Customer B	14%	0%
Customer C	6%	11%

Vendor A	39%	49%
Vendor B	15%	20%

The Company's customers in the aerospace, telecommunications, automotive, and electronics industries comprised the majority of its sales in 2002 and 2001. These four industries counted for 68% and 80% of the Company's sales, respectively, in 2002 and 2001.

As part of the production process, the Company may be required by its suppliers to advance funds for tooling and other pre-production costs. Such tooling is in most cases owned by the suppliers, and is of value primarily for the specific needs of the Company's customers. The Company in turn requires its customers to provide a non-refundable down payment to cover such start up costs. In the event that a supplier is unable to fulfill its production agreements with the Company, management believes that other suppliers can be found for the Company's products. However, a change in suppliers would cause a delay in the production process, and could result in loss of tooling deposits and other supplier advances, which could negatively affect the Company's operating results.

3.      Accounts and Notes Receivable

The following is a summary of receivables at December 31,

	2002	2001
Trade Accounts	$669,414	$ 557,139
Advances to Suppliers	111,594	130,000
Refundable GST taxes	169,565	166,244

At December 31, 2002 and 2001, accounts receivable in the amounts of $669,414 and $493,952 respectively, were pledged as collateral in connection with bank loans.

As more fully described in Note 2, the Company from time to time advances funds to suppliers under short- term agreements. The loans are generally unsecured and may carry interest at the prevailing market rate for short-term instruments. These receivables are pledged as collateral for the Company's bank loans.

The Company sells its goods and services internationally, although the majority of its revenue derives from customers in the United States. As such, the Company is susceptible to credit risk on accounts and notes receivable from customers in that region. Additionally, a significant portion of the company's U.S. customers consists of entities in the aerospace industry, which has proven to be sensitive to swings in the economic cycle. Generally, the Company does not obtain security from its customers in support of accounts receivable.

4.      Property and Equipment

The following is a summary of property and equipment at cost, less accumulated depreciation:

	2002	2001
Vehicles	93,168	75,392
Furniture & fixtures	4,496	4,496
Equipment	69,777	55,991
Software	14,298	14,298
Other	1,165	1,165
Less: Accumulated depreciation	(59,376)	(42,708)

Total	$ 123,528	$ 108,634

Depreciation expense charged to operations was $27,167 and $15,338 in 2002 and 2001, respectively.

5.      Notes Payable and Long-term Debt

Under the terms of a revolving credit agreement with a bank dated March 5, 2002, the Company may borrow up to $250,000 at 1.5% above the bank's prime interest rate through March 5, 2004 (5.75% at December 31, 2002.) Funds from these borrowings may be used for any purpose. The revolving line of credit is secured by all assets of Worldwide Manufacturing USA, Inc. and guaranteed by its officers. At December 31, 2002, $242,745 was available on this line of credit.

The Company also has an unsecured credit line with a bank totaling $50,000, which was fully drawn with none available at December 31, 2002.

6.      Lease

The Company leases its office space and certain vehicles and equipment under non-cancelable operating leases. The office lease requires increasing annual payments plus a share of operating costs. Minimum future rental payments under non-cancelable operating leases having remain terms in excess of one year as of December 31, 2002 for each of the net five years and in the aggregate are:

Amount
2003	$ 52,611
2004	77,323
2005	74,040
2006	75,184
2007	68,463
Subsequent to 2007	23,045
Total minimum future rental payments	$ 370,666

7.      Pensions

The Company established SEP plan for the benefit of all full time employees. Contributions to the plan are limited to a statutory amount per employee. Pension expense was $0 and $20,000 for 2002 and 2001, respectively.

8.      Related Party Transactions

From time to time, the Company receives loans from its shareholders. As of December 31, 2002, the balance due to the shareholders was $54,000. The loan is unsecured and due on demand.

At December 31, 2002, the Company is obligated in the amount of $150,000 to its shareholders pursuant to a deferred compensation agreement applicable to the years 2000, 2001 and 2002. The deferred compensation obligation is payable December 31, 2005, plus accrued and unpaid interest at 10%.

The Company's officers are guarantors on the line of credit.

9.       Subsequent Events

In 2003, the Company received loans from its shareholders in the amount of $180,751 and $40,000 in February and March 2003, respectively. These amounts were used to pay accounts payable to vendors, as well as for general operating purposes, and have since been repaid.

Subsequent to year-end, the Company incurred installment debt to finance the acquisition of equipment totaling $36,736.

10.      Newly Issued Accounting Pronouncements

In June 2002, the FASB issued SFAS 146 "Accounting for Costs Associated with Exit or Disposal Activities," effective for exit or disposal activities that are initiated after December 31, 2002. Under SFAS 146, a liability for the cost associated with an exit or disposal activity is recognized when the liability is incurred. Under prior guidance, a liability for such costs could be recognized at the date of commitment to an exit plan. The provisions of SFAS No. 146 are required to be applied prospectively after the adoption date to newly initiated exit activities, and may affect the timing of recognizing future restructuring costs, as well as the amounts recognized. Adoption of SFAS 145 is not expected to have a material impact on the Company's consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a roll-forward of the entity's product warranty liabilities. Adoption of FIN 45 did not have a material impact on the Company's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for fiscal years ending after December 15, 2002. The Company has no reportable stock-based compensation agreements in place at December 31, 2002.

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provision of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is currently evaluating potential effect of FIN 46 on its operating results and financial position.

11.      Segment Information

The Company's operations are classified into two principal reportable segments that provide different products or services. Worldwide Manufacturing USA, Inc. purchases and sells manufactured goods from China procured by its subsidiary, Intech. Intech provides technical advisory, design, delivery, material procurement, and manufacturing quality control services. Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies, and because of the geographic location of each entity.

Segmental Data - 2002

Reportable Segments

(amounts in thousands)

	WWMUSA	Intech	Total
External revenue	$ 4,392	$ 42	$ 4,434
Intersegment revenue	-	1,388	1,388
Interest income	4	-	4
Interest expense	-	2	2
Depreciation	10	17	27
Net profit (loss)	526	(36)	490
Assets
Expenditures for long-lived assets	-	33	33

Unaudited Financial Statements for the nine month period ended September 30, 2003 and 2002:

Consolidated Balance Sheet (Unaudited)

September 30, 2003

Consolidated Income Statements (Unaudited) for the three and nine month periods ended September 30, 2003 and 2002

Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2003 and 2002

Notes to financial statements

Worldwide Manufacturing USA Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEET
September 30, 2003
(Unaudited)

ASSETS

CURRENT ASSETS
Cash & cash equivalents	$ 42,965
Accounts receivable	1,184,510
Inventories	234,054
Other current assets	42,383

Total Current Assets	1,503,912

INVESTMENTS AND LONG-TERM RECEIVABLES
Advances to suppliers	44,233
Other long-term receivables	251,379
295,612

Total Property and Equipment	543,427

Total Assets	$ 2,342,951

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Lines of credit	46,168
Current maturities of installment debt	7,144
Accounts payable	1,327,981
Accrued expenses	38,706
Other current liabilities	261,763

Total Current Liabilities	1,681,762

Long-term debt, less current maturities	26,186
Deferred compensation payable	150,000

STOCKHOLDERS' EQUITY
Preferred stock, no par value; 10,000,000
shares authorized; no shares issued and outstanding	-
Common stock, no par value; 100,000,000 shares authorized;
30,000,000 shares issued and outstanding	34,871
Retained earnings	450,132

Total Stockholders' Equity	485,003

Total Liabilities and Stockholders' Equity	$ 2,342,951

The accompanying notes are an integral part of the financial statements.

Worldwide Manufacturing USA Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
For the three and nine months ended September 30, 2003 and 2002
(Unaudited)

	For the three months ended		For the nine months ended
	2003	2002	2003	2002

Net sales	$ 2,103,730	$ 891,605	$ 4,650,067	$ 3,069,520

Cost of goods sold	1,419,008	503,531	3,227,240	1,662,580

Gross profit	684,722	388,074	1,422,827	1,406,940
Other operating revenue	-	-	-	929
	684,722	388,074	1,422,827	1,407,869

Operating expenses
General & administrative	340,977	408,158	1,030,161	1,021,881
	340,977	408,158	1,030,161	1,021,881

Operating income(loss)	343,745	(20,084)	392,666	385,988

Financial income (expenses)
Interest income	2,000	1,262	11,711	3,180
Interest expense	(5,756)	(5,672)	(15,961)	(15,411)
	(3,756)	(4,410)	(4,250)	(12,231)

Net Income (loss)	339,989	(24,494)	388,416	373,757

Retained Earnings
Balance, beginning of period	335,850	459,537	295,177	62,063
Less shareholder distributions	225,707	82,031	233,461	82,808

Balance, end of period	$ 450,132	$ 353,012	$ 450,132	$ 353,012

The accompanying notes are an integral part of the financial statements.

Worldwide Manufacturing USA Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOW
For the nine months ended September 30, 2003 and 2002
(Unaudited)

	2003	2002

Cash Flows From Operating Activities
Net income	$ 388,416	$ 373,757
Adjustments to reconcile net income to net
cash provided (used) by operating activities
Depreciation	39,515	23,721
(Increase) decrease in accounts receivable	(775,166)	(95,986)
(Increase) decrease in notes receivable	61,590	18,406
(Increase) decrease in installment debt	7,145	-
(Increase) decrease in prepaid assets	(8,558)	(26,462)
(Increase) decrease in inventories	(121,156)	(78,813)
Increase (decrease) in accounts payable	578,718	(229,589)
Increase (decrease) in other accrued liabilities	3,942	(138,012)

Net Cash Provided (Used) by Operating Activities	174,446	(152,978)

Cash Flows From Investing Activities
Purchases of fixed assets	(75,242)	(34,241)

Net Cash Provided (Used) by Investing Activities	(75,242)	(34,241)

Cash Flows From Financing Activities
Proceeds from long-term debt	26,187	-
Line of credit	-	(35,566)
Repayment of short-term debt	(65,088)	0
Shareholders distributions	(232,670)	(82,808)

Net Cash Provided (Used) by Financing Activities	(271,571)	19,126

NET INCREASE (DECREASE) IN CASH	(172,367)	(168,093)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	215,332	378,226

CASH AND CASH EQUIVALENTS END OF PERIOD	$ 42,965	$ 210,133

Supplemental Disclosures
Cash Paid During the Year for:
Interest	$ 15,961	$ 15,411

The accompanying notes are an integral part of the financial statements.

Worldwide Manufacturing USA, Inc. and Subsidiaries

NOTES TO FINANCIAL STATEMENTS
September 30, 2003
(unaudited)

1.       Management's Representation of Interim Financial Information

The accompanying financial statements have been prepared by Worldwide Manufacturing USA, Inc. without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These financial statements include all of the adjustments which, in the opinion of management, are necessary to a fair presentation of financial position and results of operations. All such adjustments are of a normal and recurring nature. These financial statements should be read in conjunction with the audited financial statements at December 31, 2002 as filed in the Company's 8-K filed with the Commission on October 14, 2003.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with our accountants on matters of accounting and financial disclosure.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Colorado law, the Company's Articles of Incorporation provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being, or having been, Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Filing Fee	$ 100.32
Accounting Fees and Expenses	$25,000.00
Legal Fees	$ 5,000.00
Total	$30,100.32

RECENT SALES OF UNREGISTERED SECURITIES

On June 15,2003, there were two issuance of stock for services in the amount of 772500 shares at $0.005, or $3862.50 dollars. On September 30, 2003, 8,635,000 shares were surrendered by previous directors, officers, and control persons of the Company.

EXHIBITS

       2.1       Agreement for Share Exchange dated September 30, 2003, by and among Tabatha III, Inc. and Worldwide Manufacturing USA, Inc. (herein incorporated by reference to the Company's Current Report on Form 8-K filed on October 3, 2003).

       3.1       Articles of Incorporation (herein incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on March 17, 2000).

       3.2       Bylaws (herein incorporated by reference from Registration Statement on Form 10-SB filed with the SEC on March 17, 2000).

       5.1       Opinion of Marcus Sanders, Corporate Counsel

       10.1       Promissory Note dated December 31, 2002 by and between Jimmy Wang and Worldwide Manufacturing USA, Inc. in the amount of $150,000.

       10.2       Promissory Note dated June 30, 2003 by and between Jimmy Wang and Worldwide Manufacturing USA, Inc. in the amount of $174,751.

       10.3       Lease for premises at 1142 Cherry Street, San Bruno, CA 94066

       10.4       Lease for Shanghai Intech Electro Mechanical Products LLC physical facility

       23.1       Consent of Comiskey & Company, P.C., Certified Public Accountants, Denver, Colorado.

       23.2       Consent of Marcus Sanders, Corporate Counsel

UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)      To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

       (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any additional or changed material information on the plan of distribution.

(2)      For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)     To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Bruno, California.

WORLDWIDE MANUFACTURING USA, INC.

By:/S/ JIMMY WANG
Jimmy Wang, CEO, President and Director

Date: November 18 , 2003

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:/S/ JIMMY WANG
Jimmy Wang, CEO, President and Director

Date: November 18 , 2003

By:/S/ MINDY WANG
Mindy Wang, Secretary, Treasurer and a director

Date: November 18, 2003

By: /S/ JOHN BALLARD
John Ballard, Chief Financial Officer

Date: November 18, 2003

EXHIBIT 5.1 - Opinion of Marcus Sanders, Corporate Counsel

Marcus Sanders, Corporate Counsel

1142 Cherry Street
San Bruno, California 94066
(510) 684-8147

November 17, 2003

Board of Directors
WORLDWIDE MANUFACTURING USA, INC.
1142 Cherry Street
San Bruno, California 94066

Gentlemen:

I have acted as your counsel in the preparation of this Registration Statement on Form SB-2 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering shares of Common Stock of Worldwide Manufacturing USA, Inc. (the "Stock").

In so acting, I have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, I am of the opinion that:

The portion of the Stock consisting of 3,100,000 presently issued and outstanding shares being offered for sale by the selling shareholders will, when sold by the selling shareholders, be legally issued, fully paid and non-assessable under Colorado law.

I hereby consent to the reference to my firm's name as an expert in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

I am a member of the State Bar of Texas. I express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas and, to the extent applicable to the foregoing opinion, the federal laws of the United States of America. This opinion is also limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

Sincerely yours,

By: /S/MARCUS SANDERS
Marcus Sanders, Corporate Counsel

Exhibit 10.1 - Promissory Note dated December 31, 2002 by and between Jimmy Wang and Worldwide Manufacturing USA, Inc. in the amount of $150,000.

PROMISSORY NOTE

$150,000

Burlingame, California

Date: December 31, 2002

FOR VALUE RECEIVED, the undersigned Worldwide Manufacturing USA Inc. ("Maker") promises to pay to Jimmy Wang ("Holder"), the principal sum of One Hundred Fifty Thousand Dollars ($150,000) for deferred compensation for years 2000, 2001 and 2002. This Promissory Note ("Note") shall accrue interest at the rate of ten percent (10%) per year or Five Thousand Dollars ($5,000) for the first year, Ten Thousand Dollars ($10,000) the second year, Fifteen Thousand Dollars ($15,000) the third year, and Fifteen Thousand Dollars ($15,000) thereafter until the Note is paid in full. The principal shall be payable as provided herein at 398 Beach Road, 2nd Floor, Burlingame, CA 94010, or such other place as the Holder hereof may designate in writing.

1.      The entire outstanding principal balance, if not sooner paid, shall be due and payable in full on December 31, 2005.

2.      Maker may prepay this Note in whole or in part at any time or from time to time without penalty or premium.

3.      All payments, as of the date of receipt, shall first be credited to the outstanding principal balance.

IT IS AGREED, that if this Note or any payment due hereunder is not paid when due or declared due hereunder, the principal and accrued interest thereon shall draw interest at the default rate of ten (10%) percent per annum, and that failure to make any payment of the principal or interest when due shall cause the whole Note to become due at once. The makers and endorsers hereof severally waive presentment for payment, protest, notice of non-payment and of protest, and agree to any extension of time of payment and partial payments before, at or after maturity, and if this Note or interest thereon is not paid when due, or suit is brought, agree to pay all costs and expenses incurred by Holder in collecting this Note, including a reasonable amount for attorney's fees. The Maker hereby consents and agrees that Colorado courts shall have personal jurisdiction over Maker in any suit brought upon this note and that the proper venue of any such suit shall be in the County Court for the County of San Mateo.

This Note may not be assigned by Holder without the prior written consent of the Maker.

WORLDWIDE MANUFACTURING USA, INC., Maker

By: /S/ JIMMY WANG
Jimmy Wang, President

Exhibit 10.2 - Promissory Note dated June 30, 2003 by and between Jimmy Wang and Worldwide Manufacturing USA, Inc. in the amount of $174,751.

PROMISSORY NOTE

$174,751

Burlingame, California

Date: June 30, 2003

FOR VALUE RECEIVED, the undersigned Worldwide Manufacturing USA Inc. ("Maker") promises to pay to Jimmy Wang ("Holder") and Mindy Wang ("Holder"), the principal sum of One Hundred Seventy Four , Seven Hundred and Fifty One Thousand Dollars ($174,751.00) for loan for operating capital for June 30 , 2003. This Promissory Note ("Note") shall accrue interest at the rate of six percent (6%) per year or Ten Thousand Four Hundred and Eighty Five Dollars ($10,485.00) per year and each year thereafter until the Note is paid in full. The principal shall be payable as provided herein at 398 Beach Road, 2nd Floor, Burlingame, CA 94010, or such other place as the Holder hereof may designate in writing.

1.      The entire outstanding principal balance, if not sooner paid, shall be due and payable in full on June 30, 2005.

2.      Maker may prepay this Note in whole or in part at any time or from time to time without penalty or premium.

3.      All payments, as of the date of receipt, shall first be credited to the outstanding principal balance.

IT IS AGREED, that if this Note or any payment due hereunder is not paid when due or declared due hereunder, the principal and accrued interest thereon shall draw interest at the default rate of ten (10%) percent per annum, and that failure to make any payment of the principal or interest when due shall cause the whole Note to become due at once. The makers and endorsers hereof severally waive presentment for payment, protest, notice of non-payment and of protest, and agree to any extension of time of payment and partial payments before, at or after maturity, and if this Note or interest thereon is not paid when due, or suit is brought, agree to pay all costs and expenses incurred by Holder in collecting this Note, including a reasonable amount for attorney's fees. The Maker hereby consents and agrees that Colorado courts shall have personal jurisdiction over Maker in any suit brought upon this note and that the proper venue of any such suit shall be in the County Court for the County of San Mateo.

This Note may not be assigned by Holder without the prior written consent of the Maker.

WORLDWIDE MANUFACTURING USA, INC., Maker

By: /S/ JIMMY WANG
Jimmy Wang, President

Exhibit 10.3 Lease for premises at 1142 Cherry Street, San Bruno, CA 94066

Lease Agreement

By and Between

Marin County Employees' Retirement Association

As Landlord

And

Worldwide Manufacturing USA, Inc.,

a California corporation

As Tenant

Dated

March 31, 2003

Table of Contents

1.	Premises
2.	Possession and Lease Commencement
3.	Term
4.	Use
5.	Rules and Regulations
6.	Rent
7.	Basic Operating Cost
8.	Insurance and Indemnification
9.	Waiver of Subrogation
10.	Landlord's Repairs and Services
11.	Tenant's Repairs
12.	Alterations
13.	Signs
14.	Inspections/ Posting Notices
15	Utilities
16	Subordination
17.	Financial Statements
18.	Estoppel Certificate
19.	Security Deposit
20.	Tenant's Remedies
21.	Assignment and Subletting
22.	Authority of Parties
23.	Condemnation
24.	Casualty Damage
25.	Holding Over
26.	Default
27.	Liens
28.	Substitution
29.	Transfers by Landlord
30.	Right of Landlord to Perform Tenant's Covenants
31.	Waiver
32.	Notices
33.	Attorneys' Fees
34.	Successors and Assigns
35.	Force Majeure
36.	Brokerage Commission
37.	Waiver of Jury Trial
38.	Surrender
39.	Miscellaneous

Exhibits:

Exhibit A	Site Plan
Exhibit B	Tenant Improvement Work Letter
Exhibit B-1	Diagram Showing Tenant Improvement Work

BASIC LEASE INFORMATION

Lease Date:	March 31, 2003
Tenant:	Worldwide Manufacturing USA, Inc., a California corporation
Tenant's Address:	Pre-Term Commencement Date:
398 Beach Road, 2nd Floor
Burlingame, California 94010

Post-Term Commencement Date:
Worldwide Manufacturing USA, Inc.
1142 Cherry Avenue
San Bruno, California 94066
Landlord:	Marin County Employees' Retirement Association
Landlord's Address:	Marin County Employee's Retirement Association
c/o Woodmont Real Estate Services
1050 Ralston Ave.
Belmont, California 94002
Projects:	Airport Trade Center, San Bruno, California
consisting of five (5) buildings comprising 124,696
square feet situated on approximately 8,802 acres of land.
Building:	1142-1178 Cherry Avenue, San Bruno, California
consisting of approximately 6,825 rentable square feet as shown on Exhibit A.
Permitted Use:	Sales, distribution and warehousing of high-tech products and ancillary office use.
Parking Density:	Non-exclusive use of twenty (20) parking stalls.
Estimated Term
Commencement Date:	May 1, 2003
Length of Term:	Sixty (60) months (See Paragraph 3.)

Rent:
Base Rent:
Period	Monthly Base Rent	Annual Base Rent
Term Commencement Date through Month 2	None	N/A
Month 3 through Month 12	$5,118.75	N/A
Month 13 through Month 24	$5,272.31	$63,267.72
Month 25 through Month 36	$5,430.48	$65,165.76
Month 37 through Month 48	$5,593.40	$67,120.80
Month 49 through Month 60	$5,761.20	$69,134.40

Estimated First Year Basic Operating Cost	One Thousand Seven Hundred Seventy-Four
and 50/100 Dollars ($1,774.50) per month
(estimated for calendar year 2003).
Prepaid Rent:	Six Thousand Eight Hundred Ninety-Three and
25/100 Dollars ($6,893.25)
Security Deposit:	Five Thousand Seven Hundred Sixty-One and
20/100 Dollars ($5,761.20)
Tenant's Proportionate Share -
Of Building:	Nineteen and five hundredths percent (19.05%)
Of Project:	Five and forty-seven hundredths percent (5.47%)
Brokers:	BT Commercial Real Estate (Marshall Hydorn
and Matt Squires) representing Landlord
BT Commercial Real Estate (Jason Cranston)
representing Tenant

The foregoing Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the Lease, the latter shall control.

LEASE

THIS LEASE is made as of this 31st day of March 2001, by and between MARIN COUNTY EMPLOYEES' RETIREMENT ASSOCIATION (hereinafter called "Landlord") and WORLDWIDE MANUFACTURING USA INC., a California corporation (hereinafter called "Tenant").

1.      Premises. Landlord leases to Tenant and Tenant leases from Landlord, upon the terms and conditions hereinafter set forth, those premises (the "Premises") outlined in Exhibit A and described in the Basic Lease Information. The Premises may be all or part of the building (the "Building") or the project (the Project"), which may consist of more than one building. The Building and Project are outlined in Exhibit A.

During the term of this Lease Tenant shall have the non-exclusive right (in common with the other tenants, Landlord and any other person granted use by Landlord) to use the Common Areas (as hereinafter defined), subject in all respects to the limitations set forth in Paragraph 4 below and such rules and regulations as are promulgated from time to time by Landlord. For purposes of this Lease, the term "Common Areas" shall mean all areas and facilities outside the Premises and within the exterior boundary line of the Project that are, from time to time, provided and designated by Landlord for the non-exclusive use of Landlord, the tenants of the Project and their respective employees, guests and invitees.

2.       Possession and Lease Commencement.

      A.      ~~Existing Improvements. In the event this Lease pertains to a Premises in which the interior improvements have already been constructed ("Existing Improvements"), the provisions of this Paragraph 2.A. shall apply and the term commencement date ("Term Commencement Date") shall be the earlier of the date on which: (1) Tenant takes possession of some or all of the Premises; or (2) Landlord delivers written notice to Tenant that Tenant may occupy the Premises. If for any reason Landlord cannot deliver possession of the Premises to Tenant on the Estimated Term Commencement Date, Landlord shall not be subject to any liability therefore, nor shall Landlord be in default hereunder, and Tenant agrees to accept possession of the Premises at such time as Landlord is able to deliver the same, which date shall then be deemed the Term Commencement Date. Tenant shall not be liable for any Rent for any period prior to the Term Commencement Date. Tenant acknowledges that Tenant has inspected and accepts the Premises in their present condition, broom clean, "as is," as suitable for the purpose for which the Premises are leased. Tenant agrees that said Premises and other improvements are in good and satisfactory condition as of when possession was taken. Tenant further acknowledges that no representations as to the condition or repair of the Premises nor promises to alter, remodel or improve the Premises have been made by Landlord unless such are expressly set forth in this Lease. Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises.~~

      B.      Construction of Improvements. In the event this Lease pertains to a Building to be constructed or improvements to be constructed within a Building, the provision of this Paragraph 2.B. shall apply in lieu of the provisions of Paragraph 2.A. above and the term commencement date ("Term Commencement Date") shall be the earlier of the date on which: (1) Tenant takes possession of some or all of the Premises, or (2) the improvements constructed or to be constructed in the Premises shall have been substantially completed in accordance with Exhibit B whether or not substantial completion of the Building itself shall have occurred. If for any reason Landlord cannot deliver possession of the Premises to Tenant on the Estimated Term Commencement Date, Landlord shall not be subject to any liability, nor shall Landlord be in default hereunder. In the event of any dispute as to substantial completion of work performed or required to be performed by Landlord, the certificate of Landlord's architect or general contractor shall be conclusive. Substantial completion shall have occurred notwithstanding Tenant's submission of a punchlist to Landlord, which Tenant shall submit, if at all, within thirty (30) days after the Term commencement Date. Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises. Notwithstanding the foregoing to the contrary, if the Term Commencement Date has not occurred within ninety (90) days after the Estimated Term Commencement Date through no fault or neglect of Tenant, then Tenant shall have the right to cancel and terminate this Lease by written notice given to Landlord with five (5) days after the elapse of such ninety (90) day period. In the event Tenant elects to terminate this Lease as provided in the preceding sentence by the requisite notice, Landlord shall return to Tenant all sums received by Landlord from Tenant with respect to his Lease and/or the Premises, and neither Landlord nor Tenant shall have any further rights or obligations under this Lease.

3.       Term. Term of this Lease shall commence on the Term commencement Date and continue in full force and effect for the number of months specified as the Length of Term in the Basic Lease Information (i.e., sixty (60) months) or until this Lease is terminated as otherwise provided herein. If the Term Commencement Date is a date other than the first day of the calendar month, the Term shall be the number of months of the Length of Term (i.e., sixty (60) months) in addition to the remainder of the calendar month following the Term Commencement Date.

4.      Use.

      A.       General. Tenant shall use the Premises for the Permitted Use and for no other use or purpose. Tenant shall control Tenant's employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, "Tenant's Parties") in such a manner that Tenant and Tenant's Parties cumulatively do not exceed the Parking Density at any time. Tenant and Tenant's Parties shall have the nonexclusive right to use, in common with other parties occupying the Building or Project, the parking areas and driveways of the Project, subject to such rules and regulations as Landlord may from time to time prescribe.

      B.       Limitations. Tenant shall not permit any odors, smoke, dust, gas substances, noise or vibrations to emanate from the Premises, nor take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants of the Building or Project in which the Premises are situated or interfere with their use of their respective premises. Storage outside the Premises or materials, vehicles or any other items is prohibited. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause or maintain or permit any nuisance in, or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises. Tenant shall not allow any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings which endanger the structure, or place any harmful liquids in the drainage system of the Building or Project. No waste, materials or refuse shall be dumped upon or permitted to remain outside the Premises except in trash containers placed inside exterior enclosures designated for that purposes by Landlord. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of the above-referenced rules or any other terms or provisions of such tenant's or occupant's lease or other contract.

      C.       Compliance with Regulations. By entering the Premises, Tenant accepts the Premises in the condition existing as of the date of such entry, subject to all existing or future applicable municipal, state and federal and other governmental statutes, regulations, laws and ordinances, including zoning ordinances and regulations governing and relating to the use, occupancy and possession of the Premises and the use, stage generation and disposal of Hazardous Materials (hereinafter defined) in, on and under the Premises (collectively "Regulations"). Except for pre-existing violations, Tenant shall, at Tenant's sole expense, strictly comply with all Regulations now in force or which may hereafter be in force relating to the Premises and the use of the Premises and/or the use, storage, generation of Hazardous Materials in, on and under the Premises. Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant's use of the Premises. Tenant shall promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall not do or permit anything to be done in, on, or about the Premises or bring or keep anything which will in any way increase the rate of any insurance upon the Premises, Building or Project, or upon any contents therein or cause a cancellation of said insurance or otherwise affect said insurance in any manner. Tenant shall, to the maximum degree permissible by law, indemnify, defend, protect and hold Landlord harmless from and against any loss, cost, expense, damage, claims, judgments and/or settlements, attorneys' fees or liability arising out of the failure of Tenant to comply with any applicable laws or comply with the requirements as set forth herein, excepting only matters arising solely from the sole negligence or willful misconduct of Landlord.

      D.       Hazardous Materials. Tenant shall not cause, or allow any of Tenant's Parties to cause, any Hazardous Materials to be used, generated, stored or disposed of on or about the Premises, the Building or the Project. As used in this Lease, "Hazardous Materials" shall include, but not be limited to hazardous toxic and radioactive materials and those substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or other similar designations in any federal, state, or local law, regulation or ordinance. Landlord shall have the right at all reasonable times to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions, the costs of a such inspections, tests and investigations to be borne by Tenant if such inspections, tests or investigations show that Tenant has violated any of the provisions of this Paragraph 4. Tenant shall, to the maximum degree permissible by law, indemnify, defend, protect and hold Landlord harmless from and against all liabilities, losses, costs and expenses, demands, causes of action, claims, judgments and/or settlements directly or indirectly arising out of the activities or use, generation, storage or disposal of Hazardous Materials by Tenant or any of Tenant's Parties, which indemnity shall include, without limitation, the cost of any required or necessary repair, cleanup or detoxification, and the preparation of any closure or other plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord or the use, generation, storage or disposal of Hazardous Materials nor the strict compliance by Tenant with all laws pertaining to Hazardous Materials shall excuse Tenant from Tenant's obligation of indemnification pursuant to this Paragraph 4.D. Tenant shall provide notice to Landlord a soon as practicable, but in no event later than thirty (30) days, or the initiation of any proceeding or action whatsoever relating to any Hazardous Materials. Tenant's obligations pursuant to the foregoing indemnity shall survive the termination f this Lease.

5.       Rules and Regulations. Tenant shall faithfully observe and comply with any rules and regulations Landlord may from time to time prescribe in writing for the purpose of maintaining the proper care, cleanliness, safety, traffic flow and general order of the Premises or Project. Tenant shall cause Tenant's Parties to comply with such rules and regulations. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of the rules and regulations.

6.       Rent.

      A.       Base Rent. Tenant shall pay to Landlord, without demand throughout the Term, Base Rent as specified in the Basic Lease Information, payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States, without deduction or offset whatsoever, at the address specified in the Basic Lease Information or such other place as Landlord may from time to time designate in writing. Base Rent for the first full month of the Term shall be paid by Tenant upon Tenant's execution of this Lease. If the obligation for payment of Base Rent commences on other than the first day of a month, then Base Rent shall be prorated and the prorated installment shall be paid on the first day of the calendar month next succeeding the Term Commencement Date.

      B.       Additional Rent. All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to, the interest and late charge described in Paragraph 26.D., any monies spent by Landlord pursuant to Paragraph 30, and Tenant's Proportionate Share of Basic Operating Cost, as specified in Paragraph 7 of this Lease, shall be considered additional rent ("Additional Rent"). "Rent" shall mean Base Rent and Additional Rent.

7.      Basic Operating Cost

      A.      Basic Operating Cost. In addition to the Base Rent required to be paid hereunder, Tenant shall pay as Additional Rent, Tenant's Proportionate Share, as defined in the Basic Lease Information, of Basic Operating Cost in the manner set forth below. Landlord shall account for each item of Basic Operating Cost as either a cost attributable to the Building or to the Project, as determined by Landlord in Landlord's sole discretion, and unless provided to the contrary in this Lease, Tenant shall pay the applicable Tenant's proportionate Share of each such Basic Operating Cost, as set forth in the Basic Lease Information. Basic Operating Cost shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay, because of or in connection with the management, maintenance, preservation and operation of the Project and its supporting facilities (determined in accordance with generally accepted accounting principles, consistently applied) including but not limited to the following:

      (1)       Taxes. All real property taxes, possessory interest taxes, business or license taxes of fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, housing fund assessments, open space taxes or fees, annual or periodic license or use fees, excises, transit ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees "in-lieu" of any such tax or assessment) which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Project, its operations or the Rent (or any portion or component thereof) (all of the foregoing being hereinafter collectively referred to as "real property taxes"), or any tax imposed in substitution, partially or totally, of any tax previously included within the definition of real property taxes, or any additional tax the nature of which was previously included within the definition of real property taxes, except (a) inheritance or estate taxes imposed upon or assessed again the Project, or any part thereof or interest therein, and (b) taxes computed upon the basis of net income of Landlord or the owner of any interest therein, except as otherwise provided in the following sentence. Basic Operating Cost shall also include any taxes, assessments, or any other fees imposed by any public authority upon or measured by the monthly rental or other charges payable hereunder, including, without limitation, any gross income tax or excise tax levied by the local governmental authority in which the Project is located, the federal government, or any other governmental body with respect to receipt of such rental, or upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. In the event that it shall not be lawful for Tenant to reimburse Landlord for all or any part of such taxes, the monthly rental payable to Landlord under this Lease shall be revised to net to Landlord the same net rental after imposition of any such taxes by Landlord as would have been payable to Landlord prior to the payment any such taxes.

      (2)       Insurance. All insurance premiums and costs, including but not limited to, any deductible amounts, premiums an cost of insurance incurred by Landlord, as more fully set forth in Paragraph 8.A. herein.

      (3)       Repairs and Improvements. Repairs, replacements and general maintenance for the Premises, Building and Project (except for those repairs expressly made the financial responsibility of Landlord pursuant to the terms of this Lease, repairs to the extent paid for by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Project other than Tenant). Such repairs, replacements, and general maintenance shall include the cost of any capital improvements made to or capital asset acquired for the Project, Building or Premises after the Term Commencement Date that reduce any other Basic Operating Cost, are reasonably necessary for the health an safety of the occupants of the Project, or are made to the Building, by Landlord after the date of this Lease and are required under any governmental law or regulation, such costs or allocable portions thereof to be amortized over such reasonable period a Landlord shall determine, together with interest on the unamortized balance at the "prime rate" charged as the time such improvements or capital assets are constructed or acquired by Wells Fargo Bank, N.A. (San Francisco), plus two (2) percentage points, but in no event more than the maximum rate permitted by law.

      (4)       Services. All expenses relating to maintenance, janitorial and service agreements and services, and costs of supplier and equipment used in maintaining the Premises, Building and Project and the equipment therein and the adjacent sidewalk, driveways, parking and service area, including, without limitation, alarm service, window cleaning, elevator maintenance, Building exterior maintenance and landscaping.

      (5)      Utilities. Utilities which benefit all or a portion of the Premises, Building or Project.

      (6)       Management Fee. A management and accounting cost recovery fee equal to four percent (4%) of the sum of Base Rent and Basic Operating Cost.

      (7)       Legal and Accounting. Legal and accounting expenses relating to the Project, including the cost of audits by certified public accountants.

In the event that the Building is not fully occupied during any fiscal year of the Term as determined by Landlord, an adjustment shall be made in computing the Basic Operating Cost for such year so that Tenant pays an equitable portion of all variable items of Basic Operating Cost, as reasonably determined by Landlord; provided, however, that in no event shall Landlord be entitled to collect in excess of one hundred percent (100%) of the total Basic Operating Cost from all of the tenants in the Building including Tenant.

Basic Operating cost shall not include specific costs incurred for the account of, separately billed to and paid by specific tenants. Notwithstanding anything herein to the contrary, in any instance wherein Landlord, in Landlord's sole discretion, deems Tenant to be responsible for any amounts greater than Tenant's Proportionate Share, Landlord shall have the right to allocate costs in any manner Landlord deems appropriate.

      B.       Payments of Estimated Basic Operating Cost. "Estimated Basic Operating Cost" for any particular year shall mean Landlord's estimate of the Basic Operating Cost for such fiscal year made prior to commencement of such fiscal year as hereinafter provided. Landlord shall have the right from time to time to revise its fiscal year and interim accounting periods so long as the periods as so revised are reconciled with prior periods in accordance with generally accepted accounting principles applied in a consistent manner. During the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Basic Operating Cost for the ensuing fiscal year. Tenant shall pay Tenant's Proportionate Share of the Estimated Basic Operating Cost with installments of Base Rent for the fiscal year to which the Estimated Basic Operating Cost applies in monthly installments on the first day of each calendar month during such year, in advance. If at any time during the course of the fiscal year, Landlord determines that Basic Operating Cost is projected to vary from the then Estimated Basic Operating Cost by more than ten percent (10%). Landlord may, by written notice to Tenant, revise the Estimated Basic Operating Cost for the balance of such fiscal year, and Tenant's monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant's Proportionate Share of the revised Estimated Basic Operating Cost for such year.

      C.       Computation of Basic Operating Cost Adjustment. "Basic Operating Cost Adjustment" shall mean the difference between Estimated Basic Operating Cost and Basic Operating Cost for any fiscal year determined as hereinafter provided. Within one hundred twenty (120) days after the end of each fiscal year, as determined by Landlord, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of Basic Operating Cost for the fiscal year just ended, accompanied by a computation of Basic Operating Cost Adjustment. If such statement shows that Tenant's payment based upon Estimated Basic Operating Cost is less than Tenant's Proportionate Share of Basic Operating Cost, then Tenant shall pay to Landlord the difference within twenty (20) day after receipt of such statement. If such statement shows that Tenant's payments of Estimated Basic Operating Cost exceed Tenant's Proportionate Share of Basic Operating Cost, then (provided that Tenant is not in default under the Lease) Landlord shall pay to Tenant the difference within twenty (20) days after delivery of such statement to Tenant or credit against Tenant's next payment of the Estimated Basic Operating Cost. If his Lease has been terminated or the Term hereof has expired prior to the date of such statement then the Basic Operating Cost Adjustment shall be paid by the appropriate party within twenty (20) days after the date of delivery of the statement. Should this Lease commence or terminate at any time other than the first day of the fiscal year, Tenant's Proportionate Share of the Basic Operating Cost adjustment shall be prorated by reference to the exact number of calendar days during such fiscal year that this Lease is in effect.

      D.      Net Lease. This shall be a net Lease and Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Basic Operating Cost and the Basic Operating Cost Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in Paragraph 7.A. incurred in connection with the ownership, maintenance and operating of the Building or Project and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary to the Building or Project.

      E.       Tenant Audit. In the event that Tenant shall dispute the amount set forth in any statement provided by Landlord under Paragraph 7.B. or 7.C. above, Tenant shall have the right, not later than thirty (30) days following the receipt of such statement and upon the condition that Tenant shall first deposit with Landlord the full amount in dispute, to cause Landlord's books and records with respect to Basic Operating Cost for such fiscal year to be audited by certified public accountants selected by Tenant and subject to Landlord's reasonable right of approval. The Basic Operating Cost Adjustment shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for a refund in excess of ten percent (10%) of Tenant's Proportionate Share of the Basic Operating Cost Adjustment previously reported, the cost of such audit shall be borne by Landlord; otherwise the cost of such audit shall be paid by Tenant. If Tenant shall not request an audit in accordance with the provisions of this Paragraph 7,E. within thirty (30) days after receipt of Landlord's statement provided pursuant to Paragraph 7.B. or 7.C., such statement shall be final and binding for all purposes hereof.

8.      Insurance and Indemnification.

      A.      Landlord's Insurance. Landlord agrees to maintain property insurance insuring the Building against fire, lightning, vandalism and malicious mischief (including, if Landlord elects, "All Risk" or "Special" overage, earthquake, and/or flood insurance), in an amount not less than eighty percent (80%) of the replacement cost thereof, with deductibles, forms and endorsements as selected by Landlord in Landlord's sole discretion. Such insurance may also include, at Landlord's option, insurance against loss of Base Rent and Additional Rent, in an amount equal to the amount of Base Rent and Additional Rent payable by Tenant for a period of at least twelve (12) months commencing on the date of loss. Such insurance shall be for the sole benefit of Landlord and under Landlord's sole control. Landlord shall not be obligated to insure any property, furniture equipment, machinery, goods or supplies which Tenant may keep or maintain the Premises, or any leasehold improvements, additions or alterations on or to the Premises. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine. Landlord may obtain liability and property insurance for the Building separately, or together with other buildings and improvements under blanket policies of insurance. In such case, Tenant shall be liable for only such portion of the premiums and deductibles for such blanket policies as are available to the Building, as determined by the insurer or Landlord.

      (1)       Property Insurance. Tenant shall procure at Tenant's sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term, insurance on all personal property and fixtures of Tenant and all improvements made by or for Tenant to the Premises, insuring such property for the full replacement value of such property.

      (2)       Liability Insurance. Tenant shall procure at Tenant's sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term either comprehensive General Liability insurance of Commercial General Liability insurance applying to the Premises and the Building, and any part of either, and any areas adjacent thereto, and the business operated by Tenant, subtenant, or by any other person on the Premises. Such insurance shall include Broad Form Contractual Liability insurance coverage insuring all of Tenant's indemnity obligations under this Lease. Such insurance shall have a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000.00), and a general aggregate limit of at least Three Million Dollars ($3,000,000.00). All such policies shall be written to apply to all bodily injury, property damage or loss, personal injury and other loss, however occasioned, occurring during the policy period, shall be endorsed to add Landlord and any party holding an interest to which this Lease may be subordinated as an additional insured, and shall provide that such coverage shall also contain endorsements: (1) deleting any employee exclusion on personal injury coverage; (b) including employees as additional insureds; (c) deleting any liquor liability exclusion; and (d) providing for coverage of employer's automobile non-ownership liability. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds. Said coverage shall be written on an "occurrence" basis, if available. If an "occurrence" basis form is not available, Tenant must purchase "tail" coverage for the maximum number of years available. If a "claims made" policy is ever used, the policy must be endorsed so that Landlord is given the right to purchase "tail" coverage should Tenant for any reason fail to do so, or if the policy is to be cancelled.

      (3)      General Insurance Requirements. All coverages described in this Paragraph 8.8 shall be endorsed to provide Landlord with thirty (30) days' notice of cancellation or change in terms. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this Paragraph 8.B. is, in Landlord's reasonable judgment, materially less than the amount or type of insurance coverage typically carried by owners or tenants of properties located in the general area in which the Premises are located which are similar to and operated for similar purposes as the Premises, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this Paragraph B.B. All insurance policies required to be carried under this Lease shall be written by companies acceptable to Landlord, rated A+ XII or better in "Best's Insurance Guide" and authorized to do business in California. Any deductible amounts under any insurance policies required hereunder shall be subject to Landlord's prior written approval. In any event deductible amounts shall not exceed One Thousand Dollars ($1,000.00). Tenant shall deliver to Landlord on or before the Term Commencement Date, and thereafter at least thirty (30) days before the expiration dates of the expiring policies, certified copies of Tenant's insurance policies, or a certificate evidencing the same issued by the insurer thereunder, showing that all premiums have been paid for the full policy period. In any event, Tenant must provide a certificate or certificates or other proof acceptable to Landlord showing that Landlord is an additional insured on Tenant's liability policies, and that Tenant's insurance is primary to any insurance of Landlord, and Landlord's insurance, if any, shall be excess only. In the event Tenant shall fail to procure any insurance provided for herein, or to deliver policies or certificates, Landlord may, at Landlord's option and in addition to Landlord's other remedies in the event of a default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

      C.       Indemnification. Landlord shall not be liable to Tenant for any injury, loss or damage to person or property caused by theft, fire, acts of God acts of a public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority or for any damage or inconvenience which may arise through repair or alteration of any part of the Building or Project or failure to make any such repair, except as expressly otherwise provided in Paragraph 10. Tenant shall, to the maximum degree permitted by law, indemnify, defend, protect and hold Landlord harmless from and against any and al liabilities, losses, costs, damages, injuries, expenses, claims, judgments and/or settlements, including reasonable attorneys' fees and court costs, arising out of or related to: (1) claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises, or from activities of Tenant, Tenant's Parties or anyone in or about the Premises or Project, or from any cause whatsoever; (2) claims for work or labor performed, or for materials or supplies furnished to or at the request of Tenant in connection with performance of any work done for Tenant in the performance of any covenant contained in this Lease. The sole exception to the foregoing indemnity shall be applicable to claims arising from the sole negligence or willful misconduct of Landlord. The provisions of this Paragraph shall survive the expiration or termination of this Lease. Tenant expressly waives the right to conduct defense of any claim or matter for which Tenant is required to indemnify Landlord. Tenant shall pay all attorneys' fees and costs of Landlord for any indemnified matter such as fees and costs are incurred.

9.      Waiver of Subrogation. To the extent permitted by law and without affecting the coverage provided by insurance to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for: (a) damages for injury to or death of persons; (b) damages to property; (c) damages to the Premises or any part thereof; an (d) claims arising by reason of the foregoing due to hazards covered by insurance to the extent of proceeds recovered therefrom. This provision is intended to waive fully, and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this Paragraph 9. Nothing in this Paragraph 9 shall limit or affect Landlord's rights of indemnity pursuant to Paragraph 8.C.

10.      Landlord's Repairs and Services. Landlord shall at Landlord's expense maintain the structural soundness of the structural beams of the roof, foundations and exterior walls of the Building in good repair, reasonable wear and tear excepted. The term "exterior walls" as used herein shall not include windows, glass or plate glass, doors, special storefronts or office entries. Landlord shall perform on behalf of Tenant and other tenants of the Project, as an item of Basic Operating Cost, the maintenance of the Building, Project, and public and Common Areas of the Project, including but not limited to repair and/or replacement of the roof, pest, extermination, the landscaped areas, parking areas, driveways, the truck staging areas, rail spur areas, fire sprinkler systems, sanitary and storm sewer lines, utility services, electric and telephone equipment servicing the Building(s), exterior lighting, and anything which affects the operation and exterior appearance of the Project, which determination shall be at Landlord's sole discretion. Except for the expenses directly involving the items specifically described in the first sentence of this Paragraph 10, Tenant shall reimburse Landlord for all such costs in accordance with Paragraph 7. Any damage caused by or repairs necessitated by any act of Tenant may be repaired by Landlord at Landlord's option and at Tenant's expense. Tenant shall immediately give Landlord written notice of any defect or need or repairs after which Landlord shall have a reasonable opportunity to repair same. Landlord's liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance.

11.      Tenant's Repairs. Tenant shall at Tenant's expense maintain all parts of the Premises in a good, clean and secure condition and promptly make all necessary repairs and replacements, including but not limited to all windows, glass, doors, walls and wall finishes, floor covering, heating, ventilating and air conditioning systems, truck doors, dock bumpers, dock plates and revelers, plumbing work and fixtures, downspouts, electrical and lighting systems and fire sprinklers. Tenant shall at Tenant's expense also perform regular removal of trash and debris. If required by the railroad company, Tenant agrees to sign a joint maintenance agreement governing the use of the rail spur, if any. Tenant shall, at Tenant's own expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment within or serving the Premises. The maintenance contractor and the contract must be approved by Landlord. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective and a copy thereof delivered to Landlord within thirty (30) days after the Term Commencement Date. Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole expense, immediately repair any damage to any demising wall caused by Tenant or Tenant's Parties.

12.      Alterations. Tenant shall not make, or allow to be made, any alterations or physical additions in, about or to the Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to proposed alterations and additions which: (a) comply with all applicable laws, ordinances, rules and regulations; (b) are in Landlord's opinion compatible with the Project and its mechanical, plumbing, electrical, heating/ventilation/air conditioning systems; an (c) will not interfere with the use and occupancy of any other portion of the Building or Project by any other tenant or its invitees. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right of written consent for all plans and specifications for the proposed alterations or additions, construction means and methods, all appropriate permits and licenses, any contractor or subcontractor to be employed on the work of alteration or additions, and the time for performance of such work. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord's consideration of a request for approval hereunder. Tenant shall reimburse Landlord for all costs which Landlord may incur in connection with granting approval to Tenant for any such alterations and additions, including any costs or expense which Landlord may incur in electing to have outside architects and engineers review said plans and specifications. All such alterations, physical additions or improvements shall remain the property of Tenant until termination of this Lease, at which time they shall be and become the property of Landlord; provided, however, that at the time Landlord consents to any such alteration or addition Landlord may, at Landlord's option, require that Tenant, at Tenant's expense, remove any or all alterations, additions, improvements and partitions made by Tenant and restore the Premises by the termination of this Lease, whether by lapse of time, or otherwise, to their condition existing prior to the construction of any such alterations, additions, partitions or leasehold improvements. All such removals and restorations shall be accomplished in a good and workmanlike manner so as not to cause any damage to the Premises or Project whatsoever. If Tenant fails to so remove such alterations, additions, improvements and partitions or Tenant's trade fixtures or furniture, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant's sole expense. In addition to and wholly apart from Tenant's obligation to pay Tenant's Proportionate Share of Basic Operating Cost, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of the alterations, additions or improvements within the Premises, and on Tenant's interest pursuant to this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

13.      Signs. All signs, notices and graphics of every kind or character, visible in or from public view or corridors, the Common Areas or the exterior of the Premises, shall be subject to Landlord's prior written approval. Tenant shall not place or maintain any banners whatsoever or any window décor in or on any exterior window or window fronting upon any Common Areas or service area or upon any truck doors or man doors without Landlord's prior written approval. Any installation of signs or graphics on or about the Premises and Project shall be subject to any applicable governmental laws, ordinances, regulations and to any other requirements imposed by Landlord. Tenant shall removal all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises, Building or Project and any other improvements contained therein, and Tenant shall repair any injury or effacement, including without limitation, discoloration caused by such installation or removal.

14.      Inspection/Posting Notices. After reasonable notice, except in emergencies where no such notice shall be required, Landlord, and Landlord's agents and representatives, shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs or alterations to the Premises, or Project or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord's interest in the Project or to exhibit the Premises to prospective tenants, purchasers, encumbrancers or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall us reasonable efforts not to unreasonably interfere with Tenant's business operations. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry. At any time within six (6) months prior to the end of the Term, Landlord shall have the right to erect on the Premises and/or Project a suitable sign indicating that the Premises are available for lease. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating. In the event of Tenant's failure to give such notice or participate in such joint inspection, Landlord's inspection at or after Tenant's vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant's responsibility for repairs and restoration.

15. Utilities. Tenant shall pay directly for all water, gas, heat, air conditioning, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto, and maintenance charges for utilities and shall furnish all electric light bulbs, ballasts and tubes. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion, as determined by Landlord, of all charges jointly serving other premises. Landlord shall not be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; or (c) the limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or Project. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program.

16. Subordination. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, the Lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises and Project are situated, or both; and (b) any mortgage or deed of trust which may now exist or be placed upon said Project, land, ground leases or underlying leases, or Landlord's interest or estate in any of said items which is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Within ten (10) days after request by Landlord, Tenant shall execute and deliver any additional documents evidencing Tenant's attornment or the subordination of this Lease with respect to any existing or future ground leases or underlying leases or any such mortgage or deed of trust, in the form requested by Landlord or by any ground landlord, mortgagee, or beneficiary under a deed of trust.

17.      Financial Statements. At the request of Landlord, Tenant shall provide to Landlord Tenant's current financial statement or other information discussing financial worth of Tenant, which Landlord shall use solely for purposes of this Lease and in connection with the ownership, management and disposition of the Project.

18.      Estoppel Certificate. Tenant agrees from time to time, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord's designee, an estoppel certificate stating that this Lease is in full force and effect, the date to which Rent has been paid, the unexpired portion of this Lease, and such other matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant and that the statements included are true an correct without exception. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Project or any interest therein. The parties agree that Tenant's obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord's execution of the Lease, and shall be an event of default if Tenant fails to fully comply.

19.      Security Deposit. Tenant agrees to deposit with Landlord upon execution of this Lease, a Security Deposit in the amount specified in the Basic Lease Information, which sum shall be held by Landlord, without obligation for interest, as security for the full and timely performance of Tenant's covenants and obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of Tenant's default. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use such fund to the extent necessary to make good any arrears of Rent or other payments due to Landlord hereunder, and any other damage, injury, expense or liability caused by such event of default, and Tenant shall pay to Landlord, on demand the amount of so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such deposit shall be returned by Landlord to Tenant at such time after termination of this Lease that all of Tenant's obligations under this Lease have been fulfilled. Landlord may use and commingle the Security Deposit with other funds of Landlord. Tenant waives the provisions of California Civil Code Section 1950-.7 and any other present or future law, statue or ordinance regarding security deposits held under commercial leases, and agrees that the provisions of this Paragraph 19 shall solely govern the rights and obligations of Landlord and Tenant regarding the Security Deposit.

20.      Tenant's Remedies. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease are not personal obligations of the individual or other partners, directors, officers and shareholders of Landlord, and Tenant agrees to look solely to Landlord's interest in the Project for the recovery of any amount from Landlord, and shall not look to other assets of Landlord nor seek resource against the assets of the individual or other partners, directors, officers and shareholders of Landlord. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust on the Project.

21.      Assignment and Subletting.

      A.      General. Tenant shall not assign or sublet the Premises or any part thereof without Landlord's prior written approval except as provided herein. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice thirty (30) days prior to the anticipated effective date of the assignment or sublease. Landlord shall then have a period of thirty (30) days following receipt of such notice to notify Tenant in writing that Landlord elects either: (1) to terminate this Lease as to the space so affected as of the date so requested by Tenant; or (2) to permit Tenant to assign this Lease or sublet such space, subject, however, to Landlord's prior written approval of the proposed assignee or subtenant and of any related documents or agreements associated with the assignment or sublease; provided, however, that if Landlord elects to terminate this Lease as provided in sub-item (1) above, then tenant shall have the right to withdraw Tenant's written notice of the proposed assignment or subletting by written notice given to Landlord within five (5) days after receipt by Tenant of Landlord's notice election to terminate. If Landlord should fail to notify Tenant in writing of such election within said period, Landlord shall be deemed to have waived option to terminate this Lease as provide in sub-item (1) above, but written approval by Landlord of the proposed assignee or subtenant shall be required. If Landlord does not exercise the option to terminate this Lease as provide in sub-item (1) above, Landlord's consent to a proposed assignment or sublet shall not be unreasonably withheld. Without limiting the other instances in which it may be reasonable for Landlord to withhold Landlord's consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold Landlord's consent in the following instances: (i) the use of the Premises by such proposed assignee or subtenant would not be a permitted use or would increase the Parking Density of the Project; (ii) the proposed assignee or subtenant is not of sound financial condition; (iii) the proposed assignee or subtenant is a governmental agency; (iv) the proposed assignee or subtenant does not have a good reputation as a tenant of property; (v) the proposed assignee or subtenant is a person with whom Landlord is negotiating to lease space in the Project; (vi) the assignment or subletting would entail any alterations which would lessen the value of the leasehold improvements in the Premises; (vii) if Tenant is in default of any obligation of Tenant under this Lease, or (viii) Tenant has defaulted under this Lease on three (3) or more occasions using any twelve (12) months preceding the date that Tenant shall request consent. Failure by Landlord to approve a proposed assignee or subtenant shall not cause a termination of this Lease. Upon a termination under this Paragraph 21.A., Landlord may lease the Premises to any party, including parties with whom Tenant has negotiated in assignment or sublease, without incurring any liability to Tenant.

      B.       Transferee Information Required. If Tenant desires to assign its interest in this Lease or sublet the Premises, or transfer any interest of Tenant therein, or permit the use of the Premises by another party (hereinafter collectively referred to as a "Transfer"), Tenant shall give Landlord at least thirty (30) days prior written notice of the proposed Transfer and of the terms of such proposed Transfer, including, but not limited to, the name and legal composition of the proposed transferee, a financial statement of the proposed transferee, the nature of the proposed transferee's business to be carried on in the Premises (including a list of the type of quantities of all Hazardous Materials to be used by the transferee on the Premises), the payment to be made or other consideration to be given to Tenant on account of the Transfer, and such other pertinent information as may be reasonably requested by Landlord, all in sufficient detail to enable Landlord to evaluate the proposed Transfer and the prospective transferee.

      C.      Bonus Rent. Any Rent or other consideration realized by Tenant under any such sublease or assignment in excess of the Rent payable hereunder, after amortization of a reasonable brokerage commission, shall be divided and paid, ten percent (10%) to Tenant, ninety percent (90%) to Landlord. In any subletting or assignment undertaken by Tenant, Tenant shall diligently seek to obtain the maximum rental amount available in the marketplace for such subletting or assignment.

      D.      Corporation. If Tenant is a corporation, a transfer of corporate shares by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), so as to result in a change in the present control of such corporation or any of its parent corporations by the person or persons owning a majority of said corporate shares, shall constitute an assignment for purposes of this Lease.

      E.      Partnership. If Tenant is a partnership, joint venture or other business form, a transfer of the interest of persons, firms or entities responsible for managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present control of said entity and/or a change in the identity of the persons responsible for the general credit obligations of said entity shall constitute an assignment for all purposes of this Lease.

      F.      Liability. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

22.      Authority of Parties. Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord's obligations hereunder. Tenant represents and warrants that it has full right and authority to enter into this Lease and to perform all of Tenant's obligations hereunder.

23.      Condemnation.

      A.       Condemnation Resulting in Termination. If the whole or any substantial part of the Project of which the Premises are a part should be taken or condemned for any public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate and the Rent shall be abated during the unexpired portion of the Lease, effective when the physical taking of said Premises shall have occurred.

      B.      Condemnation Not Resulting in Termination. If a portion of the Project of which the Premises are a part should be taken or condemned for any public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in Paragraph 23.A. above, this Lease shall not terminate, but the Rent payable hereunder during the unexpired portion of the Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances.

      C.      Award. Landlord shall be entitled to any and all payment, income, rent, award, or any interest, therein, whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically awarded Tenant for loss of business, Tenant's personal property, moving costs or loss of goodwill, shall be and remain the property of Tenant.

      D.      Waiver: Landlord and Tenant each waives all of the right it may now or hereafter hold under any existing or future law, statute, or ordinance which would permit Landlord or Tenant to terminate this Lease in the event of a taking of all or any part of the Premises, the Building or the Project, including, but not limited to, the provisions of California Code of Civil Procedure Section 1265.130, and agree that the rights and obligations of Landlord and Tenant shall be governed by this Paragraph 23.D in the event of such taking.

24.      Casualty Damage.

      A.      General. If the Premises or Building should be damaged or destroyed by fire, tornado or other casualty, Tenant shall give immediate written notice thereof to Landlord. Within thirty (30) days after Landlord's receipt of such notice, Landlord shall notify Tenant whether in Landlord's opinion such repairs can reasonably be made either: (1) within ninety (90) days; (2) in more than ninety (90) days but in less than one hundred eighty (180) days; or (3) in more than one hundred eighty (180) days from the date of such notice. Landlord's determination shall be binding on Tenant.

      B.      Less Than 90 Days. If the Premises or Building should be damaged by fire, tornado or other casualty but only to such extent that rebuilding or repairs can in Landlord's estimation be reasonably completed within ninety (90) days after the date of such damage, this Lease shall not terminate, and provided that insurance proceeds are available to fully repair the damage, Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other leasehold improvements which may have been placed in, on or about the Premises. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy.

      C.      Greater than 90 Days. If the Premises or Building should be damaged by fire, tornado or other casualty but only to such extent that rebuilding or repairs can in Landlord's estimation be reasonably completed in more than ninety (90) days but in less than one hundred eighty (180) days, then Landlord shall have the option to either: (1) terminating the Lease effective upon the date of the occurrence of such damage, in which even the Rent shall be abated during the unexpired portion of the Lease; or (2) electing to rebuild or repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by Landlord during the time and to the extent the Premises are unfit for abatement insurance proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy. In the event that Landlord should fail to complete such repairs and rebuilding within two hundred seventy (270) days after the date upon which Landlord is notified by Tenant of such damage, such period of time to be extended for delays caused by the fault or neglect of Tenant or because of acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, rainy or stormy weather, inability to obtain materials, supplies or fuels, or delays of the contractors or subcontractors or any other causes or contingencies beyond the reasonable control of Landlord, Tenant may at Tenant's option within ten (10) days after the expiration of such two hundred seventy (270) day period (as such may be extended), terminate this Lease by delivering written notice of termination to Landlord as Tenant's exclusive remedy, whereupon all rights hereunder shall cease and terminate thirty (30) days after Landlord's receipt of such termination notice, unless Landlord completes the repairs by such date in which case Tenant's termination notice shall have no further force or effect and the Lease shall continue in accordance with its terms.

      D.      Greater than 270 Days. If the Premises or Building should be so damaged by fire, tornado or other casualty that rebuilding or repairs cannot in Landlord's estimation be completed within two hundred seventy (270) days after such damage either party at its option may within ten (10) days after such estimate, terminate this Lease by delivering written notice of termination to the other party, whenever all rights hereunder shall cease and terminate after the other party's receipt of termination notice.

      E.      Tenant's Fault. If the Premises or any other portion of the Building are damaged by fire or other casualty resulting from the fault, negligence, or breach of this Lease by Tenant or any of Tenant's Parties, Base Rent and Additional Rent shall not be diminished during the repair of such damage, Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the building caused thereby to the extent such cost and expense is not covered by insurance proceeds and Tenant shall have no right to terminate this Lease pursuant to this Paragraph 24.

      F.      Uninsured Casualty. Notwithstanding anything herein to the contrary, in the event that the Premises or Building are damaged or destroyed and are not fully covered by the insurance proceeds received by Landlord or in the event that the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then in either case Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Landlord that said damage or destruction is not fully covered by insurance or such requirement is made by any such holder, as the case may be, whereupon all rights and obligations hereunder shall cease and terminate.

      G.      Waiver. Except as otherwise provided in this Paragraph 24, Tenant hereby waives the provisions of Sections 1932(a), 1933(4), 1941 and 1942 of the Civil Code of California and of any other present or future law, statute or ordinance relating to the rights of a tenant to terminate a commercial lease in the event the leased premises are damaged or destroyed, and agrees that in the event of damage or destruction of the Premises the rights and obligations of Tenant shall be solely governed by this Paragraph 24.

      25.      Holding Over. If Tenant shall retain possession of the Premises or any portion thereof without Landlord's consent following the expiration of the Lease or sooner termination for any reason, then Tenant shall pay to Landlord for each day of such retention one hundred fifty percent (150%) the amount of the daily rental as of the last month prior to the date of expiration or termination. Tenant also shall indemnify, defend, protect and hold Landlord harmless from any loss, liability, cost and expense, including, to the maximum degree permissible by law, reasonable attorneys' fees, demands, causes of action, claims, judgments and/or settlements directly or indirectly resulting from delay by Tenant in surrendering the Premises, including, without limitation, any claims made by any succeeding tenant funded on such delay. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease, and nothing contained in this Paragraph 25 shall waive Landlord's right of reentry or any other right. Unless Landlord consents in writing to Tenant's holding over, Tenant shall be only a Tenant at sufferance, whether or not Landlord accepts any Rent from Tenant while Tenant is holding over without Landlord's written consent. Additionally, in the event that upon termination of the Lease, Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant's sole cost and expense, and any time requird by Landlord to complete such obligations shall be considered a period of holding over and the terms of this Paragraph 25 shall apply.

26.      Default.

      A.      Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

      (1)      Abandonment. Abandonment of the Premises for a continuous period in excess of ten (10) days. Tenant waives any right to notice Tenant may have under Section 1951.3 of the Civil Code of the State of California, the terms of this Paragraph 26.A. being deemed such notice to Tenant as required by said Section 1951.3.

      (2)      Nonpayment of Rent. Failure to pay any installment of Rent or any other amount due and payable hereunder upon the date when said payment is due.

      (3)      Other Obligations. Failure to perform any obligations, agreement or covenant under this Lease other than those matters specified in subparagraphs (1) and (2) of this Paragraph 26.A., such failure continuing for fifteen (15) days after written notice of such failure.

      (4)      General Assignment. A general assignment for the benefit of creditors by Tenant or by any Guarantor specified in the Basic Lease Information.

      (5)      Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant or by any Guarantor, or the filing of an involuntary petition against Tenant by the creditors of Tenant or against any Guarantor by the creditors of any Guarantor, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease.

      (6)      Receivership. The employment of a receiver to take possession of substantially all of the assets of Tenant or the Premises, or substantially all of the assets of any Guarantor, if such appointment remains undismissed or undischarged for a period of ten (10) days after the order therefore.

      (7)      Attachment. The attachment, execution or other judicial seizure of all or substantially all of the assets of Tenant or the Premises, or all or substantially all of the assets of any Guarantor, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) days after the levy thereof.

      (8)      Breach of Guaranty of Lease. Any failure by any Guarantor to perform any of the obligations of any Guarantor under the Guaranty of Lease, or any notice or claim by any Guarantor of release, discharge, extinguishments, alteration, reduction, exoneration or limitation of the obligations of any Guarantor under the Guaranty of Lease.

      B.      Remedies Upon Default.

      (1)      Termination. In the event of the occurrence of any event of default, Landlord shall have the right to give a written termination notice to Tenant, and on the date specified in such notice, Tenant's right to possession shall terminate, and this Lease shall terminate unless on or before such date all arrears of rental and all other sums payable by Tenant under this Lease and all costs an expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other events of default of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. At any time after such termination, Landlord may recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant's default or of such termination.

      (2)      Continuation After Default. Even though an event of default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under Paragraph 26.B.(1) hereof, an Landlord may enforce all of Landlord's rights and remedies under this Lease including without limitation, the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord under Section 1951.4 of the Civil Code of the State of California or any successor code section. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord's interest under this Lease shall not constitute an election to terminate Tenant's right to possession.

      C.      Damages After Default. Should Landlord terminate this Lease pursuant to the provisions of Paragraph 26.B. (a) hereof, Landlord shall have the rights and remedies of a Landlord provided by Section 1951.2 of the Civil Code of the State of California, or successor code sections. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination, (2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided. (3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The "worth at the time of award" of the amounts referred to in items (1) and (2), above shall be computed at the lesser of the "prime rate," as announced from time to time by Wells Fargo Bank, N.A. (San Francisco), plus five (5) percentage points, or the maximum interest rate allowed by law ("Applicable Interest Rate"). The "worth at the time of award" of the amount referred to in item (3) above shall be computed by discounting such amount at the Federal Discount Rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%). If this Lease provides for any periods during the Term during which Tenant is not required to pay Base Rent or if Tenant otherwise receives a Rent concession, then upon the occurrence of an event of default, Tenant shall owe to Landlord the full amount of such Base Rent or value of such Rent concession, plus interest at the Applicable Interest Rate, calculated from the date that such Base Rent or Rent concession would have been payable.

      D.      Late Charge. If any installment of Rent is not received by Landlord within five (5) days after the date when due, such amount shall bear interest at the Applicable Interest Rate from the date on which said payment shall be due until the date on which Landlord shall receive said payment. In addition, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquent amount, to compensate Landlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord's damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof. This provision shall not relieve Tenant of Tenant's obligation to pay Rent at the time and in the manner herein specified.

      E.      Remedies Cumulative. All rights, privileges and elections or remedies of the parties are cumulative and not alternative, to the extent permitted by law and except as otherwise provided herein.

      F.      Waiver. Tenant waives the right of redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law or statute, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of an event of default by Tenant.

      27.      Liens. Tenant shall keep the Premises free from liens arising out of or related to work performed, materials or supplies furnished or obligations incurred by Tenant or in connection with work made, suffered or done by or on behalf of Tenant in or on the Premises or Project. In the event that Tenant shall not, within ten (10) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefore shall be payable to Landlord by tenant on demand with interest at the Applicable Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Project and any other party having an interest therein, from mechanics' and materialmen's liens, and Tenant shall give Landlord not less than ten (10) business days prior written notice of the commencement of any work in the Premises or Project which could lawfully give rise to a claim for mechanics' or materialmen's liens.

      28.      Substitution. At any time after execution of this Lease, Landlord may substitute for the Premises other premises in the Project (the "New Premises") upon not less than sixty (60) days prior written notice, in which event the New Premises shall be deemed to be the Premises for all purposes hereunder; provided however, that:

      A.       The area of the Premises is less than twenty-five percent (25%) of the area of the Project;

      B.      The New Premises shall be similar in area and in appropriateness for Tenant's purposes;

      C.      Any such substitution is affected for the purpose of accommodating a tenant who will occupy all or a substantial portion of the Project area; and

      D.      If Tenant is occupying the Premises at the time of such substitution, Landlord shall pay the expense of physically moving Tenant, Tenant's property and equipment to the New Premises and shall, at Landlord's sole cost, improve the New Premises with improvement substantially similar to those Landlord has committed to provide or has provided in the Premises.

29.      Transfers by Landlord. In the event of a sale or conveyance by Landlord of the Building or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord's successor-in-interest. In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of "Landlord" to be performed after the passing of title to Landlord's successor-in-interest. This successor(s)-in-interest shall not have liability to Tenant with respect to the failure to perform all of the obligations of "Landlord," to the extent required to be performed prior to the date such successor(s)-in-interest became the owner of the Building.

30.      Right of Landlord to Perform Tenant's Covenants. All covenants and agreements to be performed by Tenant under any of the terms of this Lese shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Base Rent and Basic Operating Cost, required to be paid by Tenant hereunder or shall fail to perform any other act on Tenant's part to be performed hereunder, and such failure shall continue for five (5) days after written notice thereof by Landlord, Landlord may, but shall not be obligated to do so, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such act on Tenant's part to be made or performed. All sums, so paid by Landlord and all necessary incidental costs together with interest thereon at the Applicable Interest Rate from the date of such payment by Landlord shall be payable to Landlord on demand, and Tenant covenants to pay such sums, and Landlord shall have, in addition to any other right or remedy of Landlord, the same right and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Base Rent and Basic Operating Cost.

31.      Waiver. If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord's knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord.

32.      Notices. Each provision of this Lease or of any applicable governmental laws, ordinances, regulations and other requirements with reference to sending, mailing or delivery of any notice or the making of any payment by Landlord or Tenant to the other shall be deemed to be complied with when and if the following steps are taken:

      A.      Rent. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address set forth in the Basic Lease Information, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay Rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.

      B.      Other. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, or mailed, certified or registered, postage prepaid, and addressed to the party to be notified at the address for such party as specified in the Basic Lease Information or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party. Notices shall be deemed served upon receipt or refusal to accept delivery. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of occupying the Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Premises. Notices given to Tenant after the Term Commencement Date shall be given to Tenant at the address of the Premises.

33.      Attorneys' Fees. In the event that Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord's reasonable attorneys' fees and court costs. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys' fees, to be fixed by the court, and said costs and attorneys' fees shall be a part of the judgment in said action.

34.      Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment is approved by Landlord hereunder, Tenant's assigns.

35.      Force Majeure. Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of Landlord.

36.      Brokerage Commission. Landlord shall pay a brokerage commission to the Broker(s) identified in the Basic Lease Information in accordance with a separate agreement between Landlord and Broker. Tenant warrants to Landlord that Tenant's sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord and Broker(s), and that no other broker or finder can properly claim a right to a commission or a finder's fee based upon contacts between the claimant and Tenant with respect to Landlord or the Premises. Tenant shall indemnify, defend by counsel acceptable to Landlord, protect and hold Landlord harmless from and against any loss, liability, cost or expense, including, but not limited to, attorneys' fees and costs, demands, cause of action, claim, judgment and/or settlement directly or indirectly resulting from any claim for a fee or commission by any broker of finder in connection with the Premises and this Lease other than Broker(s).

37.      Waiver of Jury Trial. Landlord and Tenant each acknowledges that it is aware of and has had the advice of counsel of its choice with respect to its rights to trial by jury, and each party does hereby expressly and knowingly waive and release all such rights to trial by jury in any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents, or subsidiary or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant's use of occupancy of the Premises and/or any claim of injury or damage.

38.      Surrender. Tenant agrees that on the last day of the Term, or on the sooner termination of this Lease, Tenant shall surrender the Premises to Landlord (a) in good condition and repair (damage by acts of God, fire, normal wear and tear and performance of Landlord's obligations under this Lease excepted), but with all interior walls repaired and touch painted, all floors cleaned, all non-working light bulbs and ballasts replaced and all roll-up doors, docks, dock levelers and plumbing fixtures in good condition and working order, (b) "broom clean," free of trash, debris and the personal property of Tenant, and (c) free of all Hazardous Materials used, generated, stored or disposed of on or about the Premises, the Building or the Project by Tenant or Tenant's Parties. Normal wear and tear shall not include any damage or deterioration to the floors of the Premises arising from the use of forklifts in, on or about the Premises, and any damage or deterioration that would have been prevented by proper maintenance by Tenant, or Tenant otherwise performing all of its obligations under this Lease. On or before the expiration or sooner termination of this Lease, (i) Tenant shall removal all of Tenant's furniture, movable fixtures, equipment, inventory and other personal property and Tenant's signage from the Premises, the Building and the Project and repair any damage caused by such removal, and (ii) Landlord may, by notice to Tenant given not later than ninety (90) days prior to end of the Term (except in the event of a termination of this Lease prior to the scheduled end of the Term, in which event no advance notice shall be required), require Tenant at Tenant's expense to remove any or all Alterations and to repair any damage caused by such removal. Any of Tenant's furniture, movable fixtures, equipment, inventory and other personal property not so removed by Tenant as required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant's expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord's retention and disposition of such property; provided, however that Tenant shall remain liable to Landlord for all costs incurred in storing and disposing of such abandoned property of Tenant. All Tenant Improvements and Alterations except those that Landlord requires Tenant to remove shall remain in the Premises as the property of Landlord.

39.      Miscellaneous.

      A.      General. The term "Tenant" or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, executors, administrators and permitted assigns, according to the context hereof.

      B.      Time. Time is of the essence regarding this Lease and all of its provisions.

      C.       Choice of Law. This Lease shall in all respects be governed by the laws of the State of California.

      D.      Entire Agreement. This Lease, together with its Exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its Exhibits.

      E.      Modification. This Lease may not be modified except by a written instrument by the parties hereto.

      F.      Severability. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

      G.      Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

      H.      Examination of Lease. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by both Landlord and Tenant.

      I.      Accord and Satisfaction. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue other remedies.

      J.      Easements. Landlord may grant easements on the Project and dedicate for public use portions of the Project without Tenant's consent; provided that no such grant or dedication shall substantially interfere with tenant's use of the Premises. Upon Landlord's demand, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plats necessary to effectuate Tenant's covenants hereunder.

      K.      Drafting and Determination Presumption. The parties acknowledge that this Lease has been agreed to by both the parties, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease and that no presumption shall be created against Landlord because Landlord drafted this Lease. Except as otherwise specifically set forth in this Lease, with respect to any consent, determination or estimation of Landlord required in this Lease or requested of Landlord, Landlord's consent, determination of estimation shall be made in Landlord's good faith opinion, whether objectively reasonable or unreasonable.

      L.      Exhibits. Exhibits A, B and B-1 are hereby incorporated by reference.

      M.      No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

      N.      No Third Party Benefit. This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third party benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

LANDLORD	TENANT
MARIN COUNTY EMPLOYEES' RETIREMENT ASSOCIATION	WORLDWIDE MANUFACTURING USA, INC., a California corporation

By: /S/ RONALD V. GRANVILLE	By: /S/ JIMMY WANG
Ronald V. Granville, Chairman Marin County Employees' Retirement Association	Jimmy Wang, President
for WOODMONT REAL ESTATE SERVICES, L.P., a California limited partnership, Its Management Agent

By: /S/ RONALD V. GRANVILLE	By: /S/ JIMMY WANG
Ronald V. Granville, Chairman Marin County Employees' Retirement Association BAY AREA for REAL ESTATE MANAGEMENT, INC., a California corporation, Its General Partner	Jimmy Wang, President

Exhibit 10.4 Lease for Shanghai Intech Electro Mechanical Products LLC physical facility

Contract for House Leasing and Pre-Leasing in Shanghai

(Contract No__)

UNDER LEASING:

Parties of the Contract:

Lessor (Party A):

Lessee (Party B): Shanghai Intech Electro-Mechanical Products Co., Ltd.

UNDER PRE-LEASING

Pre-Lessor (Party A):

Pre-Lessee (Party B):

In accordance with the provisions of the Law of Contract of the People's Republic of China and the Rules on House Leasing in Shanghai (hereinafter referred to as "the Regulations"), Party A and Party B reach agreement on the leasing/pre-leasing by Party B of the commodity house from Party A and sign the contract on the basis of equality, volunteering, fairness and honesty.

1.      Situation of the House for Leasing or Pre-Leasing

      1.1       The house to be leased by Party B from Party A is situated at Room 602 and 604, No. 12, Lane 1306, Jiangning road, Putuo district of Shanghai (hereinafter referred to as "the House"), with a actually measured building space of 463.61 square meters, for the purpose of office, in the form of office building and a structure of steel and concrete. For the details of the plane drawing of the house, see Appendix One of the contract. Party A has shown the following to Party B:

      1)      The Property Certificate No.:

      2)      Advanced Sales License No___

      1.2       As the owner of the house, Party A has established a leasing relation with Party B. Before signing the contract, Party A has informed Party B that the house has not been placed in pledge.

      1.3      The use scope of the public space of the house, conditions and requirement; the existing decoration, affiliated facilities, equipment conditions as well as the contents, standard of the decoration, additional facilities of Party B and other matters necessary for being agreed upon shall be specified in Appendix 2 and Appendix 3 of the contract respectively. Both parties agree that the Appendixes are the basis for the delivery of the house from Party A to Party B and for the return of the house from Party B to Party A upon the expiry of the contract.

2.      Leasing Purpose

      2.1       Party B undertakes to Party A that the leased house is for the purpose of office and Party B shall abide by the state and municipal regulations on the house use and real estate management.

      2.2       Party B undertakes that Party B shall not change the above-mentioned purpose within the leasing term, unless the prior written approval is obtained from Party A and after being examined and approved by the authorities concerned in accordance with relevant regulations.

3.      Delivery Date and Leasing Term

      3.1       Both parties agree that Party A shall deliver the house to Party B before June 1, 2001 and the leasing term shall be from June 1, 2001 to May 31, 2004. The leasing term shall start from the date of signing the delivery letter and end on __/FONT>

      3.2       Upon the expiry of the leasing term, Party A shall be entitled to recover the house and Party B shall return the house in a timely manner. Should Party B need to renew the leasing, Party B shall submit the written requirement 2 months before the expiry of the leasing term and renew the contract after being approved by Party A.

4.      Rental, Payment and Term

      4.1       Both parties agree that the daily rental of each square meter of the building space is RMB1.60, with a monthly total of RMB22,253.30. Both parties shall calculate and finalize rental based on the building space actually measured in the delivery and use manual of the commodity house.

The rental rate of the house shall remain to be unchanged in 3 years. From __, the parties may make adjustment to the rental rate through negotiations. Relevant matters of adjustment shall be agreed upon by both parties in the supplementary provisions.

      4.2      Party B shall pay the rental to Party A before the __date of each month. Should any delay of payment occur, Party B shall pay a penalty of .. % of the daily rental for each delayed day.

      4.3       Party B shall pay the rental in the following manner: Party B is to pay the rental every 2 months (i.e. to pay the rental of 2 months before the 5th date of the first month) and payment shall be effected before the use. Should any delay of payment occur, Party B shall pay a penalty of 0.04% of the delayed payment.

5.      Deposit and Other Costs

5.1      Both parties agree that upon the delivery of the house by Party A, Party B shall pay a deposit to Party A thereon, which is the rental of one month, i.e. RMB22,253.30.

After receiving the deposit, Party A shall issue the voucher to confirm the payment from Party B.

Upon the termination of the leasing, Party A shall deduct the costs due to be paid by Party B in accordance with provisions of the contract from the deposit and return the rest to Party B without any interest.

      5.2      During the leasing term, all the costs of water, electricity, gas, telecommunication etc. shall be borne by Party B and other costs shall be borne by Party A.

      5.3       Party B shall bear the above-mentioned costs, with the way, term and time of payment as follows. 1) Water: Charges to be collected at the prices of the running water company in accordance with the numbers shown on the meter of the user. 2) Electricity: Charges to be collected at the rate of RMB1.10/KWh as specified by the Yanxing Mansion Management Office of Shanghai Jinhui Real Estate Co., Ltd. The charges of each month shall be paid to Yanxing Mansion Management Office before the 5th date of the next month. 3) The charges of gas and telecommunication shall be directly paid by Party B to relevant gas company and telecommunication company.

6.      House-Use Requirement and Maintenance Responsibility

      6.1       Should Party B find that the house or its affiliated facilities are damaged during the term of leasing, Party B shall notify Party A to repair. Party A shall carry out repairing within 2 days after receiving the notice from Party B. Should Party A fail to carry out repairing within 2 days, Party B may carry out the repairing, with relevant costs being borne by Party A.

      6.2       Party B shall use and protect the house and its affiliated facilities in a reasonable manner. Party B shall be responsible for repairing the damages or problems which arise out of the reasons of inappropriate or unreasonable use. Should Party B refuse to repair, Party A may repair the damage or problem, with relevant costs being borne by Party B.

      6.3       During the term of leasing, Party A shall ensure that the house and its affiliated facilities are in usable and safe conditions. When the house needs to be inspected and maintained, Party A shall inform Party B two days in advance. During the inspection and maintenance, Party B shall supply assistance. Party A shall do its best to reduce the influence of the inspection and maintenance for Party B to use the house.

      6.4       Except Appendix Three of the contract, should Party B need to decorate or add the affiliated facilities or equipment, relevant written approval needs to be obtained from Party A in advance. Should the case need to be examined and approved by the authorities concerned, the case shall need to be submitted by Party B under the authorization of Party A to the authorities concerned for approval in advance. The ownership of the affiliated facilities and equipment added up by Party B shall be agreed upon by both parties in writing.

7.      Conditions of the House When Being Returned

      7.1      Unless Party A agrees that Party B is to renew the leasing, Party B shall return the house within 2 days upon the expiry as specified in the contract. Should Party B delay in returning the house without being approved by Party A, Party B shall pay a fee of RMB3.20/square meter for each day delayed.

      7.2      The house returned by Party B shall be in normal conditions, which shall be inspected and confirmed by Party A when returning, and relevant costs shall be borne by each party in accordance with the agreement.

8.      Re-leasing, Assignment and Exchange

      8.1       Unless Party A agrees by the supplementary terms of the contract that Party B is allowed to re-lease the house, Party B shall not re-lease the house partially or wholly to any other third party within the term of leasing without being approved by Party A in writing. No re-leasing shall be transacted in the case of a same room.

      8.2       When Party B re-leases the house, relevant re-leasing contract with the lessee under the re-leasing shall be signed in writing in accordance with relevant regulations and relevant records shall be filed with the real estate trade center or farm of the district and county where the house is situated.

      8.3      Should Party B assign the house for others to rent, or exchange the house with the house of other lessee, relevant written approval shall need to be obtained from Party A in advance. After the assignment or exchange, the receiver of the leasing right of the house shall sign the alteration contract with Party A thereon, and continue to execute the contract.

      8.4       Should Party A need to sell the house within the term of leasing, Party A shall inform Party B 3 month in advance. Party B shall have the priority to purchase the house under the same conditions.

9.      Conditions for Cancellation of the Contract

      9.1       Should any of the following cases emerge, the contract shall be terminated and neither party shall be liable thereon:

      (1)       The right to use the land within the scope of the house is withdrawn ahead of time in accordance with the provisions of laws;

      (2)       The house is commandeered out of the reasons of the public benefit;

      (3)       The house is put in the list of dismantling because of urban reconstruction in accordance with relevant laws;

      (4)       The house is destroyed or identified as a dangerous house;

      (5)       The house is executed for pledge, which has been informed by Party A to Party B before leasing;

      (6)      ______________________________

      9.2       Both parties agree that in case one of the following cases emerges, either party may inform the other party to terminate the contract. The party in breach of the contract shall pay a penalty equivalent to 2 times of the monthly rental to the other party. Should losses have been made to the other party and should the deposit be not enough to cover the losses, the party in breach shall compensate the balance:

      (1)      Should Party A fail to deliver the house after being urged by Party B within 30 days;

      (2)      Should the house delivered by Party A be not in line with the agreement as specified in the contract, which leads to failure of the realization of the leasing aim; or should the house delivered by Party A be defective, endangering Party B;

      (3)      Should Party B change the purpose of using the house without being approved by Party A in writing, which leads to damages to the house;

      (4)      Should the body structure of the house be damaged out of the reasons of Party B;

      (5)      Should Party B re-lease or assign the house or exchange the house with any third party without being approved by Party A;

      (6)      Should Party B fail to pay the rental for an accumulated time of over 2 month;

      (7)      ___________________________________

10.      Responsibilities in Case of Breach

      10.1      Should the house be defective at the time of delivery, Party A shall repair within 15 days from the date of delivery. Should Party A fail to repair within 15 days, Party A agrees to reduce the rental and change relevant leasing terms.

      10.2      Should losses occur to Party B because Party A fails to inform Party B that the house has been pledged or the property right has been restricted, Party A shall be liable for the losses.

      10.3      Should Party A fail to implement its duties of maintenance and repairing in a timely manner during the term of leasing, which leads to the damage to the house or property losses or human injury of Party B, Party A shall be liable for relevant compensation.

      10.4      Should Party A cancel the contract and recover the house ahead of time during the term of leasing out of the reasons beyond the provisions of the contract, Party A shall pay a penalty equivalent to 2 times of the rental for the days of the recovery ahead of time. Should the deposit be not enough to offset the losses of Party B, Party A shall be liable for compensating the balance.

      10.5      Should Party B decorate the house or add the affiliated facilities without being approved by Party A in writing or exceeding the scope of the written approval of Party A, Party A may require Party B to recover the original status of the house and compensate for relevant losses.

      10.6      Should Party B cancel the contract ahead of time during the term of leasing, Party B shall pay a penalty equivalent to 2 times of the rental for the days of the recovery ahead of time. Should the breach penalty be not enough to offset the losses of Party A, Party A shall be entitled to deduct the amount from the deposit. Should the deposit be not enough to offset the losses of Party A, Party B shall be liable for compensating the balance.

11.      Miscellaneous

      11.1      Should Party A need to pledge the house during the term of leasing, Party A shall inform Party B the same in writing and undertakes to Party B that relevant parties shall ask for opinions of Party B on the purchase of the house 60 days before handling the house by way of agreement of discounting and selling after the pledge.

      11.2      The contract comes into effect after being signed by both parties. Within 15 days after the contract comes into effect, Party A shall be responsible for handling the filing with the real estate trade center or farm of the district and county where the house is situated and obtaining the filing certificate for house leasing. Should the contract need to be altered or terminated after the contract is filed, Party A shall be responsible for handling the formalities of alternation and termination with the original registration department within 15 days from the date of alteration and termination of the contract. Party A shall be liable for all legal disputes arising from the reasons that Party A fails to handle the registration and filing for the house leasing or for the alteration and termination.

      11.3      Both parties may sign the supplementary terms to the contract through negotiations for other relevant matters. The supplementary terms and appendix are the integral parts of the contract. The written and printed words filled in the blanks of the contract as well as the supplementary terms and appendix are equally authentic.

      11.4      Both parties clearly understand their respective rights, duties and obligations when signing this contract and are willing to strictly abide by the contract provisions. Should any party be in breach of the contract, the other party shall be entitled to lodge claims in accordance with provisions of the contract.

      11.5      Any disputes emerging between the parties during the term of the contract shall be settled through negotiations, failing which both parties agree to settle the disputes through the following approach:

      (1)      to be submitted for arbitration by Shanghai Arbitration Commission;

      11.6      The contract and the appendixes are prepared in quadruplicate. Each party keeps one copy. The real estate trade center of Putuo District of Shanghai or farm keeps one copy and Yanxing Mansion Real Estate Management Office keeps one copy. All copies are equally authentic.

Lessor (Party A): Shanghai Jinghui Industrial RealEstate Development Company

By: /S/ WANG SHAO YUAN
Wang Shao Yuan, Legal Representative

Date: April 24, 2001

Lessee (Party B): Shanghai Intech Electro-MechanicalProducts Co., Ltd

By: /S/ JIMMY WANG
Jimmy Wang, Legal Representative

Date: April 24, 2001

EXHIBIT 23.1 Consent of Comiskey & Company, P.C.

Comiskey & Company, P.C.

789 Sherman Street Suite 440
Denver, CO 80203
(303) 830-2255

November 17, 2003

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion in this Registration Statement on Form SB-2 of our audit report dated August, 29, 2003, on the consolidated financial statements of Worldwide Manufacturing USA, Inc. and subsidiary, which covered the consolidated balance sheets as of December 31, 2002 and 2001 and the related consolidated income statements and statements of cash flows for each of the years ended December 31, 2002 and 2001, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts" in this Prospectus.

Denver, Colorado
Date: November 17, 2003

/s/ Comiskey & Company

PROFESSIONAL CORPORATION

EXHIBIT 23.2 - Consent of Marcus Sanders, Corporate Counsel

Marcus Sanders, Corporate Counsel
1142 Cherry Street
San Bruno, California 94066
(510) 684-8147

November 17, 2003

Board of Directors
WORLDWIDE MANUFACTURING USA, INC.
1142 Cherry Street
San Bruno, California 94066

Gentlemen:

I have acted as your counsel in the preparation of this Registration Statement on Form SB-2 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering shares of Common Stock of Worldwide Manufacturing USA, Inc. (the "Stock").

In so acting, I have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, I am of the opinion that:

The portion of the Stock consisting of 3,100,000 presently issued and outstanding shares being offered for sale by the selling shareholders will, when sold by the selling shareholders, be legally issued, fully paid and non-assessable under Colorado law.

I hereby consent to the reference to my firm's name as an expert in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

I am a member of the State Bar of Texas. I express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas and, to the extent applicable to the foregoing opinion, the federal laws of the United States of America. This opinion is also limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

Sincerely yours,

By: /S/ MARCUS SANDERS
Marcus Sanders, Corporate Counsel